UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Bank Mutual Corporation

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BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500
March 7, 2011
Dear Fellow Shareholder,
          We invite you to attend the Bank Mutual Corporation 2011 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Monday, May 2, 2011.
          Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement, which are enclosed, describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can plan for the appropriate number of people.
          Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2010.
          YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. Signing the proxy will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.
Sincerely,
BANK MUTUAL CORPORATION
MICHAEL T. CROWLEY, JR.
Chairman and Chief Executive Officer

BANK MUTUAL CORPORATION
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
DIRECTORS’ COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
RISK MANAGEMENT AND COMPENSATION
ADVISORY VOTE ON EXECUTIVE COMPENSATION
FUTURE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS AND NOTICES

BANK MUTUAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2011

To the Shareholders of Bank Mutual Corporation:
          The 2011 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 2, 2011, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:
(1)	Electing four directors to serve for terms expiring in 2014;

(2)	Ratifying the selection of Deloitte & Touche LLP as independent auditors for 2011;

(3)	Holding an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;

(4)	Holding an advisory vote regarding the future frequency of advisory votes regarding executive compensation; and

(5)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.
          The board of directors recommends that shareholders vote FOR each of the board’s director nominees, FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors, FOR advisory approval of the compensation of the Company’s named executive officers and for holding future advisory votes regarding compensation every THREE YEARS.
          The board of directors has fixed the close of business on March 1, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.
          We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.
          If you have questions or comments, please direct them to Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. Please also contact the corporate secretary if you would like directions to the annual meeting. If you prefer, you may also e-mail questions, comments or requests for directions to james.carter@bankmutual.com.

By Order of the Board of Directors James P. Carter Vice President and Secretary
Milwaukee, Wisconsin
March 7, 2011
          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 2, 2011: The Company’s Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2010, and Summary Annual Report are available at: http://www.bankmutualcorp.com/amm.html.
          To view this material, your browser must support the PDF file format. If your browser does not support PDF viewing, download and installation instructions are available at the above link.

YOUR VOTE IS IMPORTANT
          Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT
BANK MUTUAL CORPORATION
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

SOLICITATION AND VOTING
          This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 2, 2011, and at any adjournment of that meeting. The 2010 summary annual report to shareholders, which accompanies this proxy statement, and the 2010 annual report on Form 10-K, attached hereto, contain financial statements and other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 10, 2011.
          Record Date and Meeting Information. The board of directors has fixed the close of business on March 1, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 45,779,443 shares of common stock validly issued and outstanding.
          The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.
          Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If you own your shares directly and no voting instructions are given on a properly executed proxy, the shares will be voted by the persons named to vote the proxy FOR the election of the designated director nominees, FOR ratification of the selection of Deloitte & Touche LLP as independent auditors, FOR advisory approval of the compensation of the Company’s named executive officers and for holding future advisory votes regarding compensation every THREE YEARS.
          Brokers no longer have discretion to cast votes in the election of directors with respect to any shares held in street name for which they have not received voting directions from the beneficial owners. Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors, or on the advisory votes regarding executive compensation and the frequency of future advisory votes regarding executive compensation.
          A shareholder may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.
          Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.

          Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”) will receive a separate blue proxy card, marked “401k,” to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.
          Any shareholder who owns shares through an allocation to that person’s account under the Bank Mutual Corporation Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s administrator how to vote those shares. The ESOP administrator, which is Bank Mutual Corporation acting through its board, will vote shares allocated to those participants’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, at its discretion, any ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted in accordance with the board’s recommendations.
          Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.
          A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote, assuming a quorum is present, is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.
          Assuming that a quorum is present, the selection of Deloitte & Touche LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.
          Assuming a quorum is present, the advisory vote approving the compensation of the Company’s named executive officers will be approved if the votes at the annual meeting by the holders of shares of common stock entitled to vote voting for approval exceed those voting against. The plurality of votes cast at the annual meeting by such holders will be used to determine the results of the vote advising on the future frequency of such votes. Therefore, abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares which are voted.
          Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy materials and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.
          Corporate Background. Bank Mutual Corporation is a Wisconsin-chartered corporation which is the successor in a 2003 restructuring transaction to a mutual holding company subsidiary holding company of the same name. In this proxy statement: “Bank Mutual Corporation” and the “Company” refer to both the Wisconsin-chartered corporation and to its federally-chartered predecessor; the “Bank” refers to the Company’s subsidiary bank named Bank Mutual; and “First Northern” refers to First Northern Savings Bank, which was a Company subsidiary from its acquisition by the Company in 2000 until it was merged into the Bank in 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
          The table below sets forth information regarding the beneficial ownership of Company common stock as of the March 1, 2011 record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholders of the Company.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class
P. Terry Anderegg	393,0841	*
David A. Baumgarten	61,811	*
David C. Boerke	17,800	*
Richard A. Brown	21,600	*
Thomas H. Buestrin	177,372	*
Christopher J. Callen	428,256	*
Michael T. Crowley, Jr. (3)	2,413,446	5.2%
Michael W. Dosland	60,550	*
Mark C. Herr	140,378	*
Thomas J. Lopina, Sr.	221,191	*
William J. Mielke	380,434	*
Robert B. Olson	309,623	*
J. Gus Swoboda	207,338	*

All directors and executive officers as a group (17 persons) (4)(5)	5,029,780	10.6%

BlackRock, Inc. (6)	3,951,279	8.6%
Ameriprise Financial, Inc. (7)	2,288,130	5.0%

*	Less than 1.0%. Percentages are based on shares outstanding on the record date.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Includes the following shares that are allocated to individuals’ ESOP accounts, for which individuals have sole voting power but no dispositive power over such shares: Mr. Anderegg — 34,449; Mr. Callen — 33,793; Mr. Crowley Jr. — 39,092; Mr. Dosland — 550; and all directors and executive officers as a group — 107,885. Includes the following shares that are allocated to individuals’ accounts under the Benefits Restoration Plan, as related to the 401(k) Plan, for which individuals have sole dispositive power but no voting power over such shares: Mr. Anderegg — 3,297; Mr. Crowley Jr. — 49,281; and all directors and executive officers as a group — 52,578. Includes the following shares for which beneficial ownership is shared: Mr. Buestrin — 32,029; Mr. Crowley Jr. — 97,010; Mr. Dosland — 2,000; Mr. Lopina — 90,557; Mr. Mielke — 60,259; Mr. Olson — 229,623; Mr. Swoboda — 127,338; and all directors and executive officers as a group — 779,655. See also notes (4) and (5) below.

(2)	Includes the following shares subject to options exercisable within 60 days of the record date: Messrs. Anderegg and Callen — 265,086 each; Messrs. Boerke and Brown — 6,400 each; Messrs. Buestrin, Lopina, Olson and Swoboda — 80,000 each; Mr. Crowley Jr. — 700,000; Mr. Dosland — 20,000; Mr. Herr — 89,582; Mr. Mielke — 103,372; and all directors and executive officers as a group — 1,785,926. As of December 31, 2010, Mr. Lopina had pledged 86,034 shares.

(3)	The information for Mr. Crowley Jr. is based in part on an amendment to Schedule 13G dated February 10, 2011 filed by him along with other information available to the Company. Mr. Crowley Jr.’s business address is c/o Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, WI 53223.

(4)	The total for the group (but not any individual) includes 86,643 shares held under the Benefit Restoration Plan, as related to the ESOP, in which certain executive officers share beneficial ownership of shares held for the accounts of others. No ESOP shares remain unallocated.

(5)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans. With respect to shares allocated to individuals’ accounts under the Benefits Restoration Plan as related to the 401(k) Plan, the individuals whose accounts hold such shares have sole dispositive power but no voting power over such shares; such shares are included in the individuals’ ownership in the table.

(6)	BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G dated January 21, 2011 reporting sole voting and sole dispositive power as to 3,951,279 shares of common stock. BlackRock filed the report as a parent holding company; the report identifies the following subsidiaries as subsidiaries which hold or acquired the securities reported: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(7)	Ameriprise Financial, Inc., a holding company, together with its investment adviser subsidiary Columbia Management Investment Advisers, Inc., filed a report on Schedule 13G dated February 11, 2011, reporting shared voting power as to 2,244,683 shares of common stock and shared dispositive power as to 2,288,130 shares. The address of Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474, and the address of Columbia is 100 Federal Street, Boston, MA 02110.
          The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
ELECTION OF DIRECTORS
          The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting, the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Under the bylaws, the board may appoint a new director to fill a vacancy which occurs between annual meetings, including a vacancy which would result from a later determination to increase the size of the board.
          The board currently has ten directors. This year’s board nominees for election for terms expiring at the 2014 annual meeting are David A. Baumgarten, David C. Boerke, Thomas J. Lopina and Robert B. Olson.
          It is the Company’s policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Governance Committee makes nominations for election to the board, it reviews the Company’s director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “—Board Meetings and Committees—Nominating and Governance Committee” below.
          Shares represented by proxies will be voted FOR the election of each of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, the board may name a replacement, in which case the shares represented by proxies will be voted FOR the substitute nominee.
          Information regarding the nominees and the directors whose terms continue is set forth in the following table. For additional information regarding the specific attributes possessed by each of our current directors and nominees, which together with their specific business and personal experience listed in the following table, provide the bases for their nomination, see “—Director Attributes” below.
          The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed in the following table.

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)
	Nominees for Terms expiring in 2014

David A. Baumgarten, 60	President of the Company and the Bank since 2010; previously Executive Vice President — Regional Banking of Associated Banc-Corp	2010

David C. Boerke, 65 (3) (4)	Principal and commercial real estate advisor, The Boerke Company, Inc., a member of the Cushman Wakefield Alliance, a commercial real estate company; president, Boerke Advocates, Inc., commercial real estate company; private equity investor, Antietam, LLC and Market Street Investors	2007

Thomas J. Lopina, Sr., 73 (4)	Associate, Spectrum Solutions, Inc., small business consulting firm	1979

Robert B. Olson, 73 (4) (5)	Retired as self-employed consultant in 2005; prior to 2000, an executive with Little Rapids Corporation, specialty paper producer	1997

	Continuing Directors — Terms expire in 2012

Thomas H. Buestrin, 74 (3) (5) (6) (7)	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development	1995

Michael T. Crowley, Jr., 68 (6)	Chairman and CEO of the Company and the Bank; President of both until 2010	1970

William J. Mielke, 63 (4) (5) (6) (7)	President and CEO of Ruekert & Mielke Inc., engineering	1988

	Continuing Directors — Terms expire in 2013

Richard A. Brown, 62 (5)	Retired in 2006 as an audit partner, KPMG LLP, an international accounting firm; private equity investor and board member, Fortress Banc Ventures, LP	2007

Mark C. Herr, 58 (7)	Partner, Plunkett Raysich Architects LLC	2001

J. Gus Swoboda, 75 (6) (7)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility	1987

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company, the Bank or First Northern Savings Bank, as the case may be. Each person who became a Bank or First Northern director prior to 2000 became a director of the Company in 2000. Messrs. Brown and Boerke each became a director of the Company in 2008.

(3)	Messrs. Boerke and Buestrin are first cousins.

(4)	Member of the Compensation Committee, of which Mr. Mielke is Chairman.

(5)	Member of the Audit Committee, of which Mr. Brown is Chairman.

(6)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.

(7)	Member of the Nominating and Governance Committee, of which Mr. Mielke is Chairman.
Director Attributes
          When making its decisions regarding who to nominate, or re-nominate, for the board, the Nominating and Governance Committee of the board of directors considers an individual’s particular background and prior service with the Company, as summarized above, along with the general factors discussed in “Selection Criteria for Directors” and “Board Meetings and Committees—Nominating and Governance Committee” below.
          As further discussed below, the board believes that, particularly in the context of a regulated industry, the Company generally benefits from retaining existing, long-term directors in office because of the knowledge of the industry and the Company that they can gain over the course of time. Thus, the Nominating and Governance Committee generally nominates incumbent directors for re-election to the board as long as those directors have performed, and are expected to continue to perform, in a satisfactorily manner and the board maintains an acceptable overall balance of skills and experience. On the basis of their experience and their strong contributions as long-time directors, the Nominating and Governance Committee nominated Messrs. Lopina and Olson for re-election at the 2011 annual meeting, and nominated Messrs. Buestrin, Crowley Jr., Herr, Mielke and Swoboda for re-election at the prior two annual meetings, and that is also why the Committee has concluded, as of the date of the filing of this proxy statement, that each individual is qualified to serve on the board. In addition, Mr. Crowley Jr. was also re-nominated due to the practice of having the Company’s chief executive officer serve on the board.
          Messrs. Boerke and Brown joined the Company’s board in 2008, after having joined the Bank’s board in 2007. Both individuals were nominated as first-time directors in 2008 by the Nominating and Governance Committee (and, in the case of Mr. Brown, also nominated for re-election in 2010) because each had the experience set forth above, met all other criteria for board membership and brought important perspectives and expertise to the board. In particular, Mr. Boerke was nominated due in large part to his extensive professional experience with and knowledge of the commercial real estate market in Wisconsin, which is an important part of the Company’s business, and Mr. Brown was nominated due in large part to his extensive financial industry and accounting background, including over 36 years of public company auditing experience, focusing on the financial institutions industry, with KPMG LLP. For these reasons, as well as their satisfactory service on the board since 2008, the Nominating and Governance Committee has also concluded that, as of the date of the filing of this proxy statement, Messrs. Boerke and Brown are qualified to serve on the board. Mr. Baumgarten was initially elected to the board in 2010, when he became President of the Company; he was recommended for board membership by Mr. Crowley Jr., our CEO. Mr. Baumgarten was also re-nominated as a result of his important position and responsibilities within the Company and the Bank, as well as his significant prior experience and expertise for many years in the financial institutions industry. For these reasons, as well as his satisfactory service on the board in 2010, the Nominating and Governance committee has concluded that, as of the date of filing this proxy statement, Mr. Baumgarten is qualified to serve on the board.
Selection Criteria for Directors
          The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Nominating and Governance Committee and have been periodically reviewed thereafter, include: strength of character and judgment; honesty and integrity; a diversity of skill, education and experience with businesses and other organizations; interplay of the candidates’ experience with the experience of other board members; and the extent to which the candidate would be a desirable addition to the board or its committees. Nominees must have a background that demonstrates an understanding of business and financial affairs, and should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government. The Nominating and Governance Committee Charter identifies the following core areas that should be represented on the board: accounting and finance; business judgment; management; crisis response; industry knowledge; leadership; and strategic vision. A first-time nominee should be highly respected and active in his or her profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. To help assure that the director has the necessary time to effectively function as a director, the

Nominating and Governance Committee Charter prohibits a director from serving on more than three boards of publicly-held companies in addition to the Company. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest which would interfere with that person’s duty of loyalty.
          When considering directors for re-nomination, in addition to the above criteria, the Nominating and Governance Committee also heavily weights the existing director’s record of service on the board by assessing and reviewing such director’s contributions to the board and the Company. Assuming satisfactory performance, an existing director will generally be re-nominated absent specific need by the Company to change the mix of directors. Significant job or employment changes are also considered in determining whether to re-nominate an existing director. Further, the Nominating and Governance Committee Charter provides that if a director experiences a change in employment (other than a promotion or retirement), he or she must submit a resignation letter to the board; the board will decide to accept the resignation or not based on its determination of whether the change will adversely affect the board or the Company. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.
          While the board does not have a separate formal diversity policy, it is the Company’s and the board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, and the Company seeks to ensure the fair representation of shareholder interests on the board through the criteria set forth above. The board believes that the use of the Nominating and Governance Committee’s general criteria, along with non-discriminatory policies, will best result in a board that shows diversity in many respects. The board believes that it currently maintains that diversity.
Board Meetings and Committees
          The Bank Mutual Corporation board of directors met seven times during 2010. Messrs. Boerke, Brown, Buestrin, Herr, Lopina, Mielke, Olson and Swoboda are considered “independent” under The Nasdaq Stock Market rules; all members of the Audit, Compensation and Nominating and Governance Committees are “independent.” As part of the board meetings, independent directors regularly met without management or non-independent directors present. The independent directors rotate who chairs those executive sessions on an informal basis. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.
          When making its determinations regarding director independence, the board of directors considers The Nasdaq Stock Market rules and also reviews other transactions and relationships involving the Company, which are described, or of the types described, in “Certain Transactions and Relationships with the Company.” The board has not considered ordinary course of business banking transactions with the Bank such as a banking relationship with a trust for Mr. Buestrin’s daughter to be an impediment to independence, so long as the transactions meet the standards described in “Certain Transactions and Relationships with the Company,” since such transactions are in the ordinary course of the Bank’s regular business.
          Board Leadership Structure. Mr. Crowley Jr. currently serves as Chairman and Chief Executive Officer of the Company. Given the highly-regulated nature of the financial institutions industry, the board believes that having one person serve as Chairman and CEO allows that individual to apply the substantial amount of experience and information gained from both roles to lead the Company most effectively, to keep the non-management board members apprised of recent developments regarding the day-to-day operations of the Company and the industry and to act as a unified spokesperson on behalf of the Company. Further, the board believes that the authority of the combined Chairman and CEO is appropriately counter-balanced by the fact that all but one of the other directors are independent and the independent directors meet in executive session at each board meeting. While the board has not formally appointed an independent lead director, Mr. Mielke has traditionally served as the independent directors’ designee for relaying information from the independent directors of the board to management and effectively has undertaken many of the same responsibilities that an independent lead director would have.
          Audit Committee. The Audit Committee is responsible for, among other things, assisting the board in: fulfilling its fiduciary responsibilities as to the Company’s accounting policies, reporting practices and controls and the sufficiency of auditing relating thereto; assuring the independence and qualifications of the outside auditors, the integrity of management and the adequacy of disclosures to shareholders; evaluating the performance of the Company’s independent auditors; and reviewing related party transactions and potential conflict of interest situations.
          The Audit Committee met five times in 2010. On behalf of the Audit Committee, Mr. Brown, its chair, also regularly consulted with the independent auditors about the Company’s periodic public financial disclosures, and participated in eight calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Registered Public Accounting Firm” for other information pertaining to the Audit Committee.
          The current members of the Audit Committee are Messrs. Brown (Chairman), Buestrin, Mielke and Olson. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. In addition, the board has determined that Mr. Brown meets the SEC’s definition of “audit committee financial expert.” The board’s determination was based on Mr. Brown’s 36 years of employment and public company auditing experience with KPMG LLP, an international public accounting firm. The board has also determined that Messrs. Buestrin, Mielke and Olson are “financially sophisticated” within The Nasdaq Stock Market rules. Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Buestrin and Mielke have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division.
          Compensation Committee. The current members of the Compensation Committee are Messrs. Mielke (Chairman), Boerke, Lopina and Olson. The Compensation Committee held four meetings during 2010. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Discussion and Analysis” for other information pertaining to the Compensation Committee, including information about the Compensation Committee’s policies and procedures.
          Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee served as an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to and other banking transactions with officers, directors and employees, see “Certain Transactions and Relationships with the Company.”
          Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Messrs. Mielke (Chairman), Buestrin, Herr and Swoboda. The Nominating and Governance Committee held one meeting in 2010. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders and evaluate them in accordance with its established criteria. See “Director Attributes” and “Selection Criteria for Directors” above.
          The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it would evaluate proposed nominees from shareholders the same regardless of who has made the proposal. If a shareholder wishes to suggest a name for the Nominating and Governance Committee to consider for a director position, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee believes that such an informal consideration process for shareholder nominations is adequate given the lack of suggestions received from shareholders in the past. The Nominating and Governance Committee reviews periodically whether additional policies should be adopted. See also “Shareholder

Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.
          Executive Committee. The current members of the Executive Committee are Messrs. Crowley Jr. (Chairman), Buestrin, Mielke and Swoboda. The Executive Committee did not meet in 2010. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.
          Committee Charters. The board of directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and The Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at the internet address above.
Other Board and Corporate Governance Matters
          Communications between Shareholders and the Board. Any shareholder communication that is sent to the board in care of the chief executive officer, the corporate secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint for which shareholder status is not relevant. The chief executive officer and the corporate secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company’s website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.
          Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2010 annual meeting of shareholders.
          Code of Ethics and Code of Conduct. As a long-standing part of the Company’s and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics and a code of conduct. Bank Mutual Corporation has built on these codes to reflect current circumstances and SEC and Nasdaq definitions for such codes, and currently has a vision statement, a code of ethics and a code of conduct for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement, code of ethics and code of conduct on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at the internet address above.
          Board Role in Risk Oversight. The board believes that long-term, sustainable value creation and preservation is attainable through the prudent assumption and management of both risks and potential rewards, and the Company’s board as a whole takes a leading role in overseeing the Company’s overall risk tolerances. Eight of the ten members currently serving on the Company’s board also comprise the Bank’s board and, therefore, are aware of and can report to the entire Company board regarding the Bank’s risk-related policies, and help implement oversight by the Company’s board. The financial institutions industry is highly-regulated; the board of directors of the Bank maintains and considers compliance with various extensive formal policies that are reviewed and approved annually to ensure the policies and the Bank comply with those regulations. The policies include, among other matters, those related to interest rate risk, business continuity risk, lending and underwriting, regulatory compliance, environmental risks, insider trading, codes of ethics and conduct, internal controls, information security and information technology risk management.
          In addition, the Compensation Committee of the Company’s board of directors also considers risk when making compensation determinations so as not to encourage excessive risk-taking. See “Risk Management and Compensation” below.
DIRECTORS’ COMPENSATION
Meeting Fees
          The Company. In 2010, Bank Mutual Corporation’s directors who are not officers received a $14,000 annual retainer for serving as a member of the board of directors. Each director also received a fee of $1,400 per board meeting attended, the Chairman of the Audit Committee received $1,000 for each Audit Committee meeting and each other non-officer director received $500 for each meeting attended of a committee of which the director is a member. For purposes of determining fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. The same fees, which have not been increased since 2006, remain in effect for 2011. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank’s board of directors is described below.
          The Bank. The Bank does not pay a retainer fee to its directors. Each director received a $1,200 fee for each board meeting attended and each non-officer director received a $1,200 fee for attending an executive committee meeting. The same fees, which have not been increased since 2006, remain in effect for 2011. Messrs. Boerke, Brown, Buestrin, Crowley Jr., Herr, Mielke and Olson were directors of the Bank for the entire year in 2010, with Mr. Baumgarten joining the Bank’s board in April 2010. Raymond W. Dwyer, Jr., a former director of the Company and the Bank, retired effective February 2010. Messrs. Boerke, Buestrin, Crowley Jr. and Olson were members of the Bank’s executive committee for the entire year in 2010, with Mr. Dwyer having served on the executive committee until his retirement in April 2010 and Mr. Baumgarten then joining. With the exception of Mr. Dwyer, each individual who served as a director of the Bank or as a member of its executive committee in 2010 is expected to continue as such in 2011.
Stock Incentive Plans
          Bank Mutual Corporation directors are eligible to participate in the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), and were eligible to participate in the 2001 Stock Incentive Plan (“2001 Stock Plan”), its predecessor plan. The options and restricted stock grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control of the Company, death or disability. Other than grants to Messrs. Boerke and Brown in 2008 when they joined the Company’s board, no options or awards of restricted stock were granted to non-employee directors under either plan from 2005 through 2010. To recognize the additional responsibilities placed on directors as a consequence of recent legislation, the more stringent regulatory climate and the challenges in the weak economy, as well as the fact that cash fees for directors have not increased since 2006, the Committee determined to make a grant, on January 18, 2011, of options to purchase 15,000 shares to each non-employee director. Such options were granted at $5.05 per share, the average of the high and low trading prices on that date, and vest over a five-year period. The then-serving director also a received grants in 2001 under the 2001 Stock Plan and in 2004 under the 2004 Stock Plan, all of which have fully vested. No further awards may be made under the 2001 Stock Plan.
Deferred Plans for Directors
          The Bank. The Bank maintains a deferred retirement plan for the Bank’s non-officer directors (other than Mr. Olson, who is covered by the First Northern plan described below). Non-officer directors of the Bank who have provided at least five years of service will be paid $1,167 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later. All of the existing eligible directors’ benefits have vested, except for Messrs. Boerke and Brown. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Bank has funded these arrangements through “rabbi trust” arrangements and, based on actuarial analyses, believes these obligations are adequately funded. The Bank’s directors’ deferred retirement plan includes provisions whereby the directors may forfeit their benefits for matters specified in the plan that are adverse to the Bank. The plan may be amended by the Bank’s board of directors, although a plan amendment generally may not impair the rights of persons who are receiving benefits under the plan.
          First Northern. A similar deferred retirement plan of First Northern terminated upon First Northern’s merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but do not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months after the end of board service or until the director’s death if earlier. Payments under that plan began in 2003 to Messrs. Lopina, Olson and Swoboda as a consequence of the merger of First Northern into the Bank and are continuing.
Directors’ Compensation Table
          Set forth below is a summary of the compensation paid to each person who served as non-officer director in fiscal 2010:
Directors’ Compensation Table
2010

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards ($)	Awards ($)	Compensation
Name	Cash ($) (1)	(2)	(2)	($) (3)	Total ($)
Mr. Boerke	69,200	0	0	14,000	83,200
Mr. Brown	48,400	0	0	14,000	62,400
Mr. Buestrin	72,400	0	0	0	72,400
Mr. Dwyer (4)	20,467	0	0	9,333	29,800
Mr. Herr	39,400	0	0	0	39,400
Mr. Lopina	25,800	0	0	12,000	37,800
Mr. Mielke	44,400	0	0	0	44,400
Mr. Olson	70,100	0	0	12,000	82,100
Mr. Swoboda	24,300	0	0	12,000	36,300

(1)	Includes annual retainer, meeting, committee and chairmanship fees for services on the Board of the Company and, when applicable, the Bank. For director fees paid to Messrs. Crowley Jr. and Baumgarten, see the “Summary Compensation Table” below.

(2)	No options were granted, or shares of restricted stock awarded, to non-officer directors in 2010.

(3)	Represents, in the case of Messrs. Lopina, Olson and Swoboda, payments under the First Northern directors’ deferred retirement plan. In the case of Messrs. Boerke and Brown, it represents benefits accrued during the fiscal year under the Bank’s deferred retirement plan for directors, based on one additional year of service. The deferred compensation payments for other non-officer directors of the Bank other than Messrs. Boerke and Brown, as described above, have fully vested. No further benefits are being accrued nor do any earnings accrue thereon. In the case of Mr. Dwyer, it represents payment under the Bank’s deferred retirement plan after his retirement.

(4)	Mr. Dwyer ceased serving as a director of the Company as of February 2, 2010 and a director of the Bank on April 19, 2010.
* * *

          No options or restricted stock were awarded to non-officer directors in fiscal 2010. Each non-officer director who served as a director in 2010 had the following equity awards outstanding as of the end of fiscal 2010. For information regarding options and restricted stock held by Messrs. Baumgarten and Crowley Jr., see the “Outstanding Equity Awards at Fiscal Year-End” table below.

	Option Awards
	Number of Securities		Stock Awards
	Underlying Unexercised		Number of Shares of Stock
Name	Options (#) (1)		That Have Not Vested (#)
Mr. Boerke	16,000	(2)	3,840 (2)
Mr. Brown	16,000	(2)	3,840 (2)
Mr. Buestrin	80,000	(3)	0
Mr. Dwyer (4)	16,000	(3)	0
Mr. Herr	89,582	(3)	0
Mr. Lopina	80,000	(3)	0
Mr. Mielke	103,372	(3)	0
Mr. Olson	80,000	(3)	0
Mr. Swoboda	80,000	(3)	0

(1)	The options generally expire upon on the earlier of (i) 10 years from the date of grant or (ii) termination of service as a director, except that directors and executive officers have: (x) one year after death or termination due to disability to exercise options, whether or not exercisable at the time of such death or termination, or (y) one year upon a termination other than for cause to exercise options that were exercisable at the time of such termination.

(2)	With respect to Messrs. Boerke and Brown, options to purchase 6,400 shares subject to the May 2008 grant have vested. Options and the restricted shares vest 20% per year in each of the five years after the May 2008 grant date, or earlier in the event of a change in control of the Company, death or disability.

(3)	These options are fully vested.

(4)	Mr. Dwyer ceased serving as a director of the Company as of February 2, 2010 and as a director of the Bank as of April 19, 2010. At that time, Mr. Dwyer had vested options to purchase 16,000 shares of Company common stock that remained unexercised; they may be exercised until April 19, 2011.
Other
          See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Messrs. Crowley Jr. and Baumgarten as executive officers and employees of Bank Mutual Corporation and the Bank. See also “Certain Transactions and Relationships with the Company” for information on amounts paid to Michael T. Crowley Sr., a former director and the father of Mr. Crowley Jr.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of Company common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

          The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2010, except that Mr. Baumgarten reported a single purchase transaction one day late. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.
EXECUTIVE OFFICERS
          The following table lists the executive officers of the Company and the Bank as of March 1, 2011.

		Executive
		Officer
Name and Age	Offices and Positions with the Company and the Bank (1)	Since (2)
Michael T. Crowley, Jr., 68	Chairman and Chief Executive Officer of the Company and the Bank (3)	1968

David A. Baumgarten, 60	President of the Company since August 2010 and of the Bank since April 2010; previously, Executive Vice President — Regional Banking of Associated Banc-Corp	2010

Michael W. Dosland, 51	Senior Vice President and Chief Financial Officer of the Company and the Bank; former President and Chief Executive Officer of Vantus Bank and First Federal Bankshares from 2006 to August 2008; Lieutenant Colonel and Infantry Battalion Commander, United States Army, Iraq Theater of Operations prior thereto (4)	2008

P. Terry Anderegg, 60	Senior Vice President—Retail Operations of the Bank	1993	(5)

Christopher J. Callen, 67	Senior Vice President—Lending of the Bank (6)	1998	(5)

James P. Carter, 53	Vice President and Secretary of the Company since 2009; Vice President Corporate Counsel of the Bank since 1991	2009

Gregory A. Larson, 56	Senior Vice President — Chief Commercial Lending Officer of the Bank since November 2010; previously, Senior Vice President/Group Manager — Commercial Banking of Associated Bank, N.A.	2011	(7)

Christopher L. Mayne, 46	Senior Vice President — Chief Risk Officer of the Bank since January 2011; previously, Senior Vice President — Senior Credit Officer for Middle Market Lending of Associated Bank, N.A.	2011	(7)

Richard L. Schroeder, 53	Vice President—Controller and Principal Accounting Officer of the Company since 2009, Vice President—Controller of the Bank since 2008; formerly Vice President—Finance of Guaranty Bank from 1995 to 2008	2009

(1)	Excluding directorships and excluding positions with Bank subsidiaries. Those positions do not constitute a substantial part of the officers’ duties. Includes other positions held in the past five years, if the individuals have not held their current positions for that entire period.

(2)	If prior to 2000, indicates date when individual first held an executive officer position with the Bank. Mr. Crowley Jr. became an executive officer of the Company in 2000.

(3)	Mr. Crowley Jr., was also President of the Company and the Bank until 2010.

(4)	In September 2009, Vantus Bank was closed by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation was appointed as Vantus’ receiver. Those events occurred more than a year after Mr. Dosland left his positions with Vantus Bank.

(5)	This position has been considered to be an executive officer position of the Company since 2003.

(6)	Mr. Callen will be leaving his position on or about March 18, 2011.

(7)	This position has been considered to be an executive officer position of the Company since February 2011.

COMPENSATION DISCUSSION AND ANALYSIS
          Summary. The board’s Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Compensation Committee” or the “Committee”) makes decisions relating to Company compensation consistent with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for that personnel to maximize corporate performance. The major elements of compensation that the Committee uses to achieve these goals are driven by competitive market pressures and include:
•	fixed salaries, which are intended to provide our executive officers with a predictable stream of income for their living expenses, in an amount commensurate with their duties and responsibilities;

•	possible annual cash incentive bonuses, which tie potential additional cash compensation to specified objective Company financial goals and specific individual performance goals;

•	stock-based compensation, which is intended to further align the interests of our executive officers and our shareholders and incent executive officers by providing economic rewards tied to increases in shareholder value; and

•	longer-term compensation, including retirement benefits and protections in the event of a change in control, which are intended to reward long-term service to the Company and provide a degree of security to executive officers to assist their focus on corporate goals.
          In addressing these elements, the Company is aware that there is a high degree of competition for the services of talented employees, particularly those with significant experience in the financial institutions industry. The Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company.
          Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries of executive officers and make other compensation and benefit plan decisions. The Committee made compensation determinations for 2010, and expects to continue in that role going forward. All members of the Committee are independent directors.
          Compensation Philosophy. In determining compensation, the Committee has recognized that the Company must provide its executive officers and key employees a market-competitive compensation package in order to attract and retain talented and highly-experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions, including banks, savings banks and savings associations, so as to be neither unduly generous nor lagging behind other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly-held institutions, and noted the effect on prior compensation when going forward. In particular, and in part because of the years as a mutual institution, the Committee has sought to especially recognize and reward service to the Company over an extended period of time; the Committee believes that the Company greatly benefits from such continuity of experience.
          The Committee has the ultimate authority within the Company to make fundamental decisions as to the types of compensation plans offered by the Company to its executive officers, as well as determining compensation levels under those plans. In making its determinations (including for fiscal 2010 and 2011), the Committee has utilized compensation summaries involving comparably-sized Midwestern financial institutions. While the Committee reviews these studies and uses them as a resource, it does not formally or numerically benchmark Company compensation as compared to other companies or aim for any particular compensation level compared to those other companies. These studies were prepared for the Committee by RP Financial, LC. (“RP Financial”), which also advises the Company and its management on certain other financial matters. Since the analyses by RP Financial have generally involved objective criteria and summarization, the Committee believes that RP Financial is sufficiently independent to make an appropriate review even though the Company utilizes its services for other purposes. RP Financial does not make recommendations to the Committee or management or otherwise act as a “compensation consultant;” nor has any other party in recent periods. The Company also purchases other third-party compiled compensation information relating to peers. The Committee has full discretion as to whether to use compensation consultants or other third party services, and the identity and compensation of such persons or entities.
          As a federally-regulated savings bank holding company, the Company is subject to various laws and regulations that govern the compensatory plans, programs, agreements and arrangements established by the Company and the Bank. The Committee therefore establishes compensation in a manner intended to conform with those laws and regulations. Because the Company and the Bank have not received a federal capital infusion under the U.S. Treasury’s Troubled Assets Relief Program (“TARP”), the Company and the Bank are not subject to the specific compensation limits which apply to institutions receiving TARP funds or funds under other similar federal programs; however, given the number of recent legislative and regulatory proposals, the Company may become subject to additional compensation or other limits in the future. In addition, compensation decisions, like all others, must be made with the safety and soundness of the regulated institutions in mind. See also “Risk Management and Compensation” below.
          The Committee also intends to consider the results of advisory “say-on-pay” shareholder votes in the future when making compensation decisions. The Committee has not yet had occasion to do so, as the vote at this year’s meeting will be the Company’s first advisory say-on-pay vote.
          In addition, upon request, other personnel of the Company (including from time to time executive officers) compile and summarize additional information for the Committee. In 2010, Mr. Crowley Jr. and Mr. Dosland provided these services. Mr. Crowley Jr. participated in discussions of other executive officers’ compensation for 2010, but not in discussions of his own. Mr. Baumgarten also participated, along with Mr. Crowley Jr., in discussions held in 2010 relating to 2011 compensation of other executive officers.
          Elements of Compensation. The Company, with the review of the Committee, offers various types of compensation for its executive officers and, in most cases, other employees in order to achieve and balance various corporate goals and remain competitive with other financial institutions. The Company’s corporate compensation goals include attracting and retaining highly-qualified employees, motivating those employees to achieve improved corporate results without encouraging unnecessary risk taking, and connecting employees’ interests with shareholders’ interests in order to induce long-term commitment to the Company through the provision of financial security in retirement and, in the case of executive officers, in the event of a change in control of the Company.
          Salary. The Company provides a significant portion of compensation through a fixed salary. The Committee believes that providing competitive base salary levels is important in attracting and retaining talent, as salary levels are often the initial point of consideration in a compensation package. The Committee also believes salary is important to provide officers with a steady and predictable source of income for them and for their families’ basic living needs. Salaries are intended to be commensurate with their duties and responsibilities and market competitiveness.
          Cash Bonus/Incentives. The Committee considers it important to offer financial incentives to achieve corporate performance goals that are measured by specific financial metrics. Therefore, the Company provides annual cash incentives through its Management Incentive Compensation Plan (the “Management Incentive Plan”). Under the Management Incentive Plan, the Committee establishes Company financial performance criteria upon which cash incentives depend. The Committee believes it is important to align performance criteria with specific incentives to promote achievement of corporate financial goals. These goals are particularly targeted to the Company’s goals and results, and do not depend upon stock market performance, which can be heavily influenced by factors outside of the Company’s control and its own financial performance. The Committee believes that this creates further incentive for employees to achieve corporate goals and aims to establish goals that are reasonably achievable but do not encourage unnecessary risk taking.
          Individual goals are also set for the executive officers (other than the CEO and the President, whose bonuses solely depend on corporate performance) and employees, and a portion of their bonuses depend upon the achievement of these goals. The Committee believes that it is important to particularize some portion of the bonuses for these individuals to incent personal performance. However, in the case of executive officers, to recognize the importance of the Company-wide goals, these plan bonuses may be earned only if the Company also meets its corporate financial performance thresholds.
          Stock-Based Plans. The Company and the Committee provide incentives that link executive officers’ compensation to the returns experienced by Company shareholders. To accomplish that, the Committee established two compensation plans — a stock incentive plan and an employee stock ownership plan — that have Company common stock elements. Under the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”), the Committee may grant stock options and make management recognition awards of shares of restricted stock. Stock options, which are awarded at the average market value (average of the high and low trading prices) on the date of grant, are intended to reward option holders in the event of increases in market price of that stock. Restricted stock grants are intended to provide an additional equity stake in the Company with the goal of helping grantees further identify with other shareholders of the Company. Both options and restricted stock vest over five-year periods, both to comply with Office of Thrift Supervision (“OTS”) regulations and to incent long-term employment with the Company.
          The 2004 Stock Plan and a similar predecessor plan, the 2001 Stock Plan, were established at times when the Company was engaged in conversion transactions from a mutual institution to a fully shareholder-owned institution. OTS regulations significantly control the types and provisions of plans that may be adopted shortly after conversion. Because the 2004 Stock Plan and its predecessor were adopted during those periods, they were limited by those regulations. In light of the OTS regulations and in recognition of the fact that periods of conversion from a mutual form of organization create insecurity for management and other employees, the Committee did not believe it was appropriate to impose further limitations upon the stock plans. Therefore, for example, we chose to implement plans which provide for time vesting (rather than performance vesting) for the awards. In addition, with a few exceptions — in 2008, 2010 and 2011 (discussed below) — we historically have made relatively large option grants only upon the establishment of these plans after the two conversion transactions, rather than making annual grants, because we believe that this practice would recognize the past service of key employees and best recognize long-term service to the Company. In 2008, we made a grant of options and restricted stock (which vest over a five-year period) to Mr. Dosland upon his appointment as Senior Vice President—Chief Financial Officer and, in 2010, we made a grant of options and restricted stock (which also vest over a five-year period) to Mr. Baumgarten upon his appointment as President, in each case in order to provide a competitive compensation package to attract the individual to employment with the Company and incent long-term employment with the Company.
          The Committee regularly considers whether to make more frequent grants, and may determine in the future to do so from time to time. As a result of the reviews, the fact that broad-based equity awards had not been made for almost seven years, the increasing burdens being placed on executive officers and key employees as a result of increasing regulatory requirements and the challenges of the weak economy, as well as to provide a further compensation incentive for executive officers that was specifically aligned to an increase in shareholder value (rather than significantly increasing cash compensation), on January 18, 2011, the Committee determined to grant 17 continuing officers and key employees (and two new employees) an aggregate of options for 268,000 shares of common stock, including options to purchase 15,000 shares to Mr. Crowley Jr., 15,000 shares to Mr. Dosland, 50,000 shares to Mr. Baumgarten, and 15,000 shares to Mr. Anderegg. The number of shares for which options were awarded each individual varied according to the current duties and position, and the expected future role, of the person, as well as the prior equity incentives which had been provided to that individual. Options were granted at an exercise price of $5.05 per share (the average of the high and low trading prices on the date of grant), and vest over a five-year period. No additional restricted stock was granted in tandem with these options other than to one officer who had recently joined the Company. The Committee also considers and makes additional grants in connection with new hiring and significant promotions, as it did in 2008 and 2010 for Messrs. Dosland and Baumgarten, respectively, and one other individual in 2010 who subsequently was designated an executive officer. For awards granted in late 2010 and in 2011, a new form of option agreement was used, providing for clawbacks in the event of violations of post-employment covenants. The Committee intends to consider in the future whether equity awards should be made with more frequency than it has historically made them, although it has not determined whether or on what schedule such awards would be made.
          In addition, at the time of the 2000 initial conversion transaction, we also established our Employee Stock Ownership Plan (“ESOP”) to provide further equity ownership of the Company generally throughout the Company’s employee base. In 2003, at the time of the Company’s second-step conversion, the Company did not make an additional re-load contribution to its ESOP, which would have been permitted under OTS regulations, because the

Committee believed that the amount committed to the ESOP in 2000 was sufficient to achieve its goal without adding additional expense going forward. The ESOP was established in accordance with OTS regulations. The ESOP is intended to increase the depth of share ownership among employees and to align employees’ interests with those of the shareholders. After giving effect to 2010 service, all of the shares available under the ESOP now have been allocated to participants’ accounts and no unallocated shares remain. The Company does not currently have plans to allocate additional shares to the ESOP, although that decision may be reconsidered at some time in the future. We have also adopted Benefit Restoration Plans (the “Restoration Plans”) which, as related to the ESOP, provide the equivalent of full participation by any Company employee whose compensation is above Internal Revenue Code (the “Code”) limitations to be considered for participation in the ESOP. We believe that was appropriate so that the persons covered by the Restoration Plans could receive benefits similar to other Company employees, so as not to dis-incent the highest-paid personnel.
          Retirement and Post-Employment Compensation. The Company maintains both the Bank Mutual Corporation Pension Plan (the “Pension Plan”), a defined benefit plan, and the Company’s 401(k) Retirement Plan (the “401(k) Plan”), a defined contribution plan that also allows voluntary employee contributions. In connection with these plans, the Company also maintains a supplemental retirement plan applicable to Mr. Crowley Jr. (the “Supplemental Plan”). The Restoration Plans mentioned above also have provisions for executive officers relating to the 401(k) Plan.
          The Company and its predecessors have maintained the Pension Plan for over 45 years. Under the Pension Plan, which is supplemented by the Supplemental Plan, benefits are determined by a matrix depending upon final average compensation (salary and bonus) and years of credited service to the Company. It is Company policy to evaluate the Pension Plan periodically to help ensure that it is adequately funded. The Committee believes that it is appropriate to continue to offer a defined benefit retirement plan because the Company’s employees have, over the course of many years, come to depend upon the Pension Plan as a source of income to provide security in retirement and because the years of service provisions of the Pension Plan incent employees to remain with the Company over time, thus helping to provide the Company with a stable and experienced employee base. The Company’s decision to maintain both a defined benefit plan and a defined contribution plan was based on its evaluation and determination that providing both types of plans was the most cost-effective manner to provide competitive compensation to employees. In particular, the Committee believes that the cost of freezing the Pension Plan and establishing a more generous 401(k) Plan in its place would be more costly and not as advantageous as continuing the current arrangements. Also, the Company uses cliff vesting (whereby the employee’s benefits vest all at once after five years, at the maximum permitted by law) under the Pension Plan to recognize longer-term service, and the forfeitures relating to unvested benefits help to fund benefits for continuing employees.
          The Company’s 401(k) Plan permits supplemental employee contributions, with a minimal Company match. When it was acquired by the Company in 2000, First Northern did not maintain a defined benefit plan; rather, its employees participated in a defined contribution retirement plan, with a more generous company match than the Company’s. Former employees of First Northern were subsequently integrated into the Pension Plan. At that time, however, the Company decided to retain its prior 401(k) Plan and expand it Company-wide, retaining only the Company’s minimal match. The Committee maintained the 401(k) Plan to provide employees an additional vehicle under which they could further save for retirement. Under the 401(k) Plan, the Company makes matching contributions up to a stated percentage (currently 1%) of the participating employee’s salary because it believes that this modest incentive assists with employee morale and long-term employee well-being.
          The Restoration Plans and the Supplemental Plan are intended to provide benefits equivalent to those under the Pension Plan and 401(k) Plan for certain individuals whose benefits otherwise are limited with respect to qualified tax treatment under the Code as a result of income or payment limitations. The Committee continues to maintain the Restoration Plans and the Supplemental Plan because it believes that it is not appropriate to provide these individuals with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service that may be considered in a tax-qualified retirement plan. In essence, these additional plans only retain the same percentage level of benefit that would have applied but for the Code’s limits.
          The Company has employment agreements with Messrs. Crowley Jr., Dosland, Baumgarten and Anderegg and with Messrs. Larson and Mayne, who were designated executive officers in 2011. These agreements include change in control provisions. The Committee believes it is important to have agreements, including change in control provisions, to provide security to the executive officers in view of their long-term dedication to the Company, which the Company, in turn, believes will facilitate those officers’ commitment and dedication to the Company, especially in cases where Company interests may diverge from a personal interest. The Committee believes this is particularly important in the case of a potential acquisition. The change in control provisions utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.
          Other Benefits. Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company. The Committee believes that these insurance benefits are generally important to address market conditions and attract and retain qualified employees. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in the case of Messrs. Crowley Jr. and Baumgarten, the cost of club memberships used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are specifically incurred for business purposes, these are not considered by the Committee to be “perquisites” or personal benefits to these persons. The Committee seeks to minimize any benefits or “perquisites” for executive officers which are not on the same terms and conditions as other salaried employees; however, certain executives receive use of a business automobile and/or a car allowance, which is not on the same terms as other salaried employees due to their significant business travel.
          2010 Annual Compensation Determinations. The Committee makes determinations of salary and cash bonus incentives, and decisions relating to awards of stock-based incentives, on an annual basis. The following paragraphs discuss the Committee’s determinations for 2010, and include the results under the annual cash incentive plan for 2010.
          Base Salary. In determining the base salary of executive officers for 2010, the Committee reviewed, among other things, peer group information gathered by Committee members and management and the historical compensation of the officers and the performance of the Company, as well as RP Financial’s studies of peer institutions. The Committee also prepares tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits. In addition, the CEO provides the Committee with salary recommendations for each executive other than himself. After reviewing the various materials and considering management’s recommendations, the Committee discusses each executive individually and decides his or her base compensation for the upcoming year.
          The bonus and incentive plans are heavily performance based, tied to the financial metrics described below, and remained a significant source of potential compensation in 2010. As a result, base salary determinations for 2010 were not directly related to statistical corporate performance. In addition, the Committee noted that stock-based incentives were awarded in 2001 and 2004 and provided an additional means of compensation, but that no additional awards were made to persons who were then serving as executive officers from 2005 through 2009 (other than with respect to the hiring of a new Chief Financial Officer in 2008), nor were additional awards expected to be (or in fact) made in 2010 (other than with respect to the hiring of a new President in 2010).
          Based upon those factors, the Committee determined that executive officers should receive increases in base salary for 2010, with amounts varying depending upon individual responsibilities and salary levels. The following table contains information showing the percentage increase in base salary that each of the named executive officers received in 2010.

		Increase in Base
Name	2010 Base Salary ($)	Salary Over 2009 (%)
Mr. Crowley Jr.	696,000	0.0
Mr. Dosland	192,000	5.5
Mr. Baumgarten	375,000	N/A
Mr. Anderegg	202,300	2.5
Mr. Callen	200,000	2.6
          Mr. Crowley Jr., recognizing the prevailing economic conditions, declined to accept a salary increase for 2010 and waived all rights to any increase the Committee may have otherwise awarded. The higher percentage increase in base salary from 2009 to 2010 for Mr. Dosland when compared to other executive officers is because, after reviewing available market data, including the salaries paid to individuals serving as chief financial officer at the companies in the Company’s peer group, the Committee felt it was appropriate to provide a larger increase in order to remain market competitive; the Committee also felt a larger increase was merited because Mr. Dosland had assumed additional responsibilities after another executive officer retired in 2009. Mr. Baumgarten’s base salary for 2010 was negotiated upon his appointment as President, and was set at $375,000, which the Committee and the board believed was necessary to attract Mr. Baumgarten to join the Company, commensurate with his anticipated responsibilities and competitive with the market.
          The salary increases for the named executive officers in 2011 compared to 2010 were 20.0%, 3.1% and 2.3% for Messrs. Baumgarten, Dosland and Anderegg, respectively. Mr. Baumgarten’s increase was at the high end of the range because his increasing duties and responsibilities as well as his strong performance. The increases for Messrs. Dosland and Anderegg for 2011 reflected continuing in their current positions, as well as a satisfactory review of personal performance and market conditions which suggested only modest increases. Mr. Crowley Jr. did not accept an increase, in spite of the Committee’s satisfaction with his performance, as a result of overall Company performance as well as the additional duties being assumed by Mr. Baumgarten. Mr. Callen did not receive an increase because of the Committee’s expectation that he might retire in 2011.
          Cash Bonus/Incentives. For fiscal 2010, annual cash bonus payments were determined under the Management Incentive Plan. Under the Management Incentive Plan, a portion of each participant’s (other than the CEO’s) incentive opportunities is based on corporate performance and a portion on individual performance. The Management Incentive Plan provides bonus payments depending whether the Company achieved various threshold, target or maximum levels of performance. The Committee used net income and diluted earnings per share as the performance metrics for 2010, and set the Company’s net income target at $16.0 million and the diluted earnings per share target at $0.34. The Compensation Committee chose these targets because they reflected the higher end of a range of business plan projections, while still maintaining the Company’s ongoing conservative operating principles and not encouraging unnecessary risks, and believes that these targets were reasonably achievable given maximum effort.
          If the targets are met, each of the named executive officers receives target bonus payments (expressed as a percentage of base salary), which vary from 20% of salary for Messrs. Crowley Jr. and Baumgarten to 18% for other named executive officers. Each individual can earn up to double the target amount if performance reaches maximum levels. Actual bonus amounts are determined based upon the Company’s performance with respect to the financial criteria mentioned above. For each percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points. For each percentage point above target, the potential bonus is increased by 2 percentage points. If Company performance reaches at least 80% of the target amounts, executives are eligible to receive threshold bonuses (which are equal to the target bonus amount minus the 1.5 times percentage point reduction discussed above). If the Company’s performance is below 80% of the performance target (which would result in 70% of target bonus), no bonuses are paid. Net income and diluted earnings per share will be used as metrics for 2011.
          The Management Incentive Plan also permits a portion of the bonus to be determined based on individual performance goals. Under the plan, 20% of the bonuses for the named executive officers (excluding Messrs. Crowley Jr. and Baumgarten) is connected to individual performance goals and the other 80% of bonuses is connected to corporate performance. In practice, the Committee generally uses the percentage earned based on corporate performance as a ceiling on the percentage earned for personal performance goals. If the Company does not reach at least 80% of its targeted performance goals, no bonuses (neither corporate performance based nor personal performance based) are paid; however, even in those cases, individuals may be eligible to earn discretionary bonuses. In the case of Messrs. Crowley Jr. and Baumgarten, their bonuses are determined solely on corporate performance because, as the CEO and the President, respectively, each has responsibility for the Company and its operations as a whole and, as a result, each individual’s personal performance can be measured by the Company’s performance. Discretionary bonuses can be based on various factors, including for example, the successful completion of a specific project, achievement of meaningful business development or increased profitability, responding to adverse economic conditions, promotion to a new position or increased responsibilities and case-by-case increases driven by competitive pressures and market conditions.

          In fiscal 2010, the Company did not achieve either the net income or the diluted earnings per share target. Due to the reduction by 1.5 times the percent by which goals were missed, performance was below the threshold amounts and no bonuses were earned based on formulaic corporate performance measurements. Because no bonus was earned with respect to corporate performance, executive officers were also not paid any bonus with respect to their individual performance goals, nor were any discretionary amounts paid.
          Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that aligns officers’ interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. However, in view of the significant awards made in 2001 and 2004 under the 2004 Stock Plan and its predecessor plan, the Committee did not grant any stock options, or award any restricted shares, to persons who were then serving as executive officers from 2005 through 2009, other than in connection with appointing Mr. Dosland as the new Chief Financial Officer in 2008. No option grants or awards of restricted shares were made to then-serving executive officers in 2010 under the 2004 Stock Plan, other than in connection with appointing Mr. Baumgarten as the new President. As noted above, the Committee made more broadly-based stock option (but not restricted stock) awards in January 2011 to various persons, including certain executive officers.
          Other Benefits. In 2010, Mr. Crowley Jr. also received use of a business automobile, and Mr. Baumgarten received use of a gasoline credit card and monthly automobile allowance, which benefits were not on the same terms as other salaried employees. The value of these benefits totaled less than $450 and $3,400, respectively.
          Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the CEO, the Committee continued a transition, which began in 2002, to more incentive-based compensation because the Committee continues to believe that that type of compensation provides well-targeted incentives and encourages employees to strive to achieve corporate goals. Typically, in making its determinations, the Committee reviews the CEO’s performance and goals during the prior year and also considers the substantial roles of the CEO in the Company and the Bank to determine an appropriate salary level for the CEO. However, prior to the Committee making its determination for 2010, Mr. Crowley Jr., recognizing the prevailing economic conditions at the time, declined to accept a salary increase and waived all rights to any increase the Committee may have otherwise awarded. Notwithstanding that he did not receive a salary increase for 2010 or 2011, the Committee believes that Mr. Crowley Jr.’s salary level compared to other executive officers is appropriate as it reflects his relative role in the organization.
          The Committee noted that under the Management Incentive Plan, the CEO would have been eligible to earn a target cash incentive bonus in 2010 of up to 20% of his base salary; however, he received no 2010 bonus, as a result of corporate performance.
          Because of the significant level of option and restricted stock awards in 2001 and 2004 under the 2004 Stock Plan and its predecessor, no awards were made to the CEO from 2005 through 2010. In connection with the option awards discussed above, Mr. Crowley Jr. received options to purchase 15,000 shares in January 2011; however, his award was more modest than some other executive officers in view of the level of equity awards he received in the past. The CEO also receives board fees for service on the Bank’s board of directors. In accordance with long-standing company policy, in 2010, the CEO received $15,600 in director fees related to service provided to the Bank’s board and $9,800 in director fees related to service provided to the Company’s board.
          In 2010, the CEO was allocated 1,897 shares under the ESOP, on the same basis as other employees. In setting compensation for 2010, the Committee considered the CEO’s participation in the Company’s Restoration Plans and his supplemental retirement benefits. Under the Restoration Plans, the CEO received the right to receive payments totaling $9,151, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and the ESOP. Under the Supplemental Plan, he received the right to receive $611,116. The Committee continues to believe it is fair and appropriate to maintain the Restoration Plans and the Supplemental Plan to fully recognize the CEO’s compensation when determining benefits under other plans which generally are available to all full-time employees because it wants to remain competitive with industry peers and properly reward the CEO’s efforts and because it believes that it is not appropriate to provide the CEO with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service which may be considered in a tax-qualified retirement plan. In essence, the Restoration Plans and Supplemental Plan only retain the same percentage level of benefit which would have applied but for the Code’s limits.
          Employment Agreements/Change in Control Provisions. The Company also maintains employment agreements, which include change in control provisions, with Messrs. Crowley Jr., Dosland, Baumgarten and Anderegg, and Messrs. Larson and Mayne (two new executive officers), and had such an agreement with Mr. Callen in 2010. See “Executive Compensation—Employment Agreements and Potential Payments Upon Termination or Change in Control” below. Mr. Crowley Jr.’s agreement has been in effect, with subsequent amendments, for over 15 years. Mr. Anderegg’s, and other then-executive officers’, employment agreements were entered into in 2000, in connection with the Company’s initial conversion to a shareholder-owned entity and the acquisition of First Northern, or upon their later becoming executive officers. The Committee generally continues to renew these employment agreements on an annual basis because it believes that the agreements provide an appropriate degree of security for these persons which, in turn, enhances their continuing efforts to pursue Company goals, even in situations where they may not align with their personal interests. For these same reasons, the Bank entered into employment agreements with Messrs. Dosland and Baumgarten upon their joining the Company in 2008 and 2010, respectively. Mr. Dosland’s agreement is renewed annually along with other executives’ agreements. Mr. Baumgarten’s agreement has an initial period of two years and each year the agreement may be extended, upon agreement of Mr. Baumgarten and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a rolling two-year period; as of January 2011, Mr. Baumgarten’s agreement was renewed through the end of 2012 to be consistent with the timing of the other executive officers. The employment agreement with Mr. Crowley Jr. is more extensive than those of other executives, in recognition of his more extensive responsibilities. For 2011, the extensions for Messrs. Anderegg and Dosland were made in the form of new agreements, which are in the same form as the agreements used for Messrs. Larson and Mayne; this form of agreement does not materially differ from the prior agreements, although it updates certain restrictions on post-employment activities and reflects various tax law changes.
          The employment agreements and the 2004 Stock Plan include provisions which provide additional protections to the employees in the event of a change in control of the Company. We believe it is important to have these types of agreements with our executive officers in order to provide them with incentive to fully consider transactions that may be in the Company’s best interest, but which may jeopardize the security of their individual positions. The Company has adopted particular change in control provisions in an attempt to balance the potential cost of these provisions to an acquirer, which the Committee believes to be quite modest, with a meaningful degree of security to the affected personnel. In particular, the change in control provisions in the Company’s employment agreements have a “double trigger,” which means that change in control benefits are payable to the executive only if the ownership or control of the Company changes and, after such change, the executive’s compensation or duties are significantly reduced or altered. The Company utilizes the double trigger because it believes that, while it is appropriate to provide some protection to key personnel in the event of an acquisition, those protections should be limited to situations in which actions are taken that substantially affect their compensation or employment. However, under the 2004 Stock Plan, there is a single trigger so that unvested options and restricted shares automatically vest upon a change in control. The Committee also determined that it would be appropriate to cap the potential change in control payments to the amount for which the Company could achieve a tax deduction, in order to balance the interests of the Company and the individuals. The 2004 Stock Plan provides for automatic vesting upon a change in control because we believe that the recipients of these awards should receive the intended benefits in the event that the Company’s shareholders receive a commensurate benefit in a transaction.
          Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance based plans approved by shareholders. Stock options are considered performance based compensation; however, restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations. Shareholder approval of the 2004 Stock Plan and its predecessor plan has been obtained, among other reasons, to qualify for an exception from current Section 162(m) for any stock options awarded under the plans. The board believed it was extremely unlikely that other awards that would qualify for the Section 162(m) exclusion would be made at a level at which the Section 162(m) limit would be exceeded.
          Other provisions of the Code can also affect the decisions we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control if the payments exceed an amount approximating three times their average annual compensation, determined by a five-year average. The excise tax applies to all payments over the executive’s average annual compensation. Under Section 280G, the Company would not be able to deduct “excess” payments. To avoid application of Section 280G, the executives’ change in control agreements provide that benefits payable pursuant to them are limited to 2.99 times the “average compensation” as determined under the Code.
          Section 409A of the Code amended the tax rules to impose restrictions on funding, distributions and elections associated with nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has amended its compensation programs and plans, and employment agreements with executive officers, to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation to result in substantial tax liability for the named executive officers pursuant to Section 409A. These changes have not had a material tax or financial consequence on the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
          As part of its duties, the Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained above in this proxy statement. Based upon that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and be included in this proxy statement.
          Members of the Compensation Committee:

          William J. Mielke, Chairman
          David C. Boerke
          Thomas J. Lopina, Sr.
          Robert B. Olson

EXECUTIVE COMPENSATION
          The following table contains compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated individuals who were serving as executive officers of the Company at the end of 2010 (collectively referred to occasionally in this section as the “named executive officers”).
Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(2)	($)(4)	($)(5)	($)
Michael T. Crowley, Jr.	2010	721,400	0	0	0	0	826,944	21,123	1,569,467
Chairman, President and Chief Executive	2009 2008	720,000 709,500	0 52,800	0 0	0 0	0 0	610,330 615,433	64,176 138,935	1,394,506 1,516,668
Officer of the Company and the Bank

Michael W. Dosland	2010	192,000	0	0	0	0	18,462	7,513	217,975
Senior Vice President —	2009	182,000	0	0	0	0	0	6,790	188,790
Chief Financial Officer	2008	63,308	4,700	240,500	99,000	0	0	13,004	420,512
of the Company and the Bank (6)

David A. Baumgarten	2010	289,281	0	100,300	76,000	0	0	5,350	470,931
President of the	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Company and the Bank (7)	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

P. Terry Anderegg	2010	202,300	0	0	0	0	91,453	9,831	303,584
Senior Vice President—	2009	197,300	0	0	0	0	76,127	17,585	291,012
Retail and Operations	2008	193,300	13,500	0	0	0	58,984	35,832	301,616
of the Bank

Christopher J. Callen	2010	200,000	0	0	0	0	48,493	9,605	258,098
Senior Vice President	2009	195,000	0	0	0	0	46,017	17,388	258,405
— Lending of the Bank	2008	191,000	13,300	0	0	0	49,571	35,521	289,392

(1)	Includes amounts voluntarily deferred by the named persons under the Restoration Plan. The voluntarily deferred amounts are included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below. Includes, for Messrs. Crowley Jr. and Baumgarten, amounts they received for service as a member of the board of directors of the Bank and the Company. Mr. Crowley Jr. received $27,000, $24,000 and $25,400 for such service in 2008, 2009 and 2010, respectively. Mr. Baumgarten received $13,800 in 2010.

(2)	No bonuses, either discretionary or based on the formulas under the Management Incentive Plan, were earned in fiscal 2009 or 2010. In 2008, no bonuses were earned based on the formulas under the Management Incentive Plan; however, discretionary bonuses were paid to Management Incentive Plan participants.

(3)	Other than grants to Mr. Dosland in 2008 and Mr. Baumgarten in 2010, no options were granted, nor were shares of restricted stock awarded, to executive officers in 2008, 2009 or 2010. The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2004 Stock Plan made in each year. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to our consolidated financial statements. See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.
The ultimate value of the options will depend on the future market price of Company common stock, which we cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of our common stock as compared to the exercise price when the option is exercised.
(4)	Represents the increase in the actuarial present value of pension benefits, under both our tax-qualified Pension Plan and our related Supplemental Plan, between fiscal years. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans.
(5)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include: Company contributions to the 401(k) Plan and the ESOP; contributions to the Restoration Plans; with respect to Mr. Dosland, moving expenses paid in 2008 in connection with the commencement of his employment with the Company; with respect to Messrs. Crowley and Baumgarten, an automobile allowance or expenses; and dividends paid on unvested restricted stock, which are listed in the table below:

				Company			Automobile
				Contribution to			Allowance	Dividends
			Company	Benefits Restoration			and	on Un-
		Company ESOP	Matching	Plan		Moving	Related	Vested
		Allocation	to 401(k)	ESOP	401(k)	Expense	Expenses	Restricted
	Year	($)	Plan ($)	($)	($)	($)	($)	Stock ($)	Total ($)
Mr. Crowley Jr.	2010	9,066	2,450	4,641	4,510	0	456	0	21,123
	2009	16,488	2,450	34,487	5,300	0	411	5,040	64,176
	2008	36,112	2,299	70,440	4,518	0	366	25,200	138,935

Mr. Dosland	2010	2,633	1,920	0	0	0	0	2,960	7,513
	2009	0	630	0	0	0	0	6,160	6,790
	2008	0	0	0	0	11,204	0	1,800	13,004

Mr. Baumgarten	2010	0	0	0	0	0	3,400	1,950	5,350
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Mr. Anderegg	2010	7,808	2,023	0	0	0	0	0	9,831
	2009	14,683	2,182	0	0	0	0	720	17,585
	2008	30,302	1,930	0	0	0	0	3,600	35,832

Mr. Callen	2010	7,680	846	0	1,079	0	0	0	9,605
	2009	14,512	881	0	1,275	0	0	720	17,388
	2008	29,940	1,102	0	879	0	0	3,600	35,521

(6)	Mr. Dosland became Chief Financial Officer in August 2008 when he joined the Company and the information related to him in the table for 2008 reflects his compensation from that date.

(7)	Mr. Baumgarten became President of the Bank in April 2010, when he joined the Company, and President of the Company in August 2010; the amounts related to him in the table reflect his compensation since joining the Company in April 2010.
* * *
          The Company maintains employment agreements with Messrs. Crowley Jr., Dosland, Baumgarten and Anderegg and Messrs. Larson and Mayne, two other executive officers who are not named in the above table; those employment agreements cover, among other things, the compensation and benefits received by these persons and payments upon termination of employment. For more information on these agreements, see “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, our equity-based awards are made under the 2004 Stock Plan, and annual cash incentive awards are made under our Management Incentive Plan, which is described under “Grants of Plan-Based Awards” below.
          Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Company’s 2000 restructuring. The Company loaned the ESOP sufficient funds to purchase up to 8% of the Company shares issued in that transaction to persons other than the then-established mutual holding company of Bank Mutual Corporation.
          The loan to the ESOP was for a term of 10 years and principal payments were made each year. The ESOP initially pledged the shares it purchased as collateral for the loan and held them in a suspense account until allocated annually to employees when loan principal was repaid. The loan payments made by the ESOP were made from employer contributions and, if determined in certain years, dividends paid on the shares held in the plan. The loan to the ESOP was fully repaid in 2010. From 2001 to 2010, the ESOP allocated the shares released each year that were attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions. After giving effect to 2010 service, all of the shares available under the ESOP now have been allocated to participants’ accounts and no unallocated shares remain.
          ESOP participants direct the voting of shares which are allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, are voted at the discretion of the Company’s board of directors.
          401(k) Plan. To provide an additional incentive for employees to save for their retirement, the Company maintains the Bank Mutual Corporation 401(k) Plan. The 401(k) Plan, a tax-qualified defined contribution plan, is offered to substantially all of our employees. Under the 401(k) Plan, employees may voluntarily contribute additional funds to accounts for their benefit in the plan, and may designate within several specified choices how those funds will be invested. To provide additional incentives for these employees to contribute to their 401(k) accounts, the Company provides matching payments to contributions made by the participating employees. The Company’s matching payments are limited to 20% of the first 5% of salary deferred, for a maximum employer contribution of 1% of the participants’ salary (up to Code limits).
          Restoration Plans. The Company also maintains Restoration Plans to compensate participants for benefits under the ESOP and the 401(k) Plan that they are unable to receive because of limitations under the Code on contributions and benefits under those plans. The Code restricts the amount of tax-qualified plan benefits that can be received by plan participants, and also limits salary deferrals that an employee may contribute to the 401(k) Plan.
          The Restoration Plans provide benefits for all employees, including officers, based on allocations which they would have received in the ESOP in the absence of Code limitations. For example, under the ESOP, only the first $245,000 of earnings was considered in determining ESOP benefits for 2010. Under the Restoration Plan related to the ESOP, each participant receives an amount equal to the benefit that he or she would have received under the ESOP in the absence of the Code’s compensation limit, less the amount received under the ESOP itself.

          The Restoration Plan related to the 401(k) Plan permits eligible participants to defer compensation that they are unable to contribute to the 401(k) Plan and receive Company allocations thereunder, in each case because of Code limits. Under the Code, in 2010, only the first $245,000 of compensation is considered in determining benefits under tax-qualified plans.
          The Restoration Plan related to the ESOP covers all employees, and the Restoration Plan related to the 401(k) Plan covers officers and key employees who are selected by the board. The annual allocations to employees under the Restoration Plans are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to the employees following the termination of employment, the payments, which will require board approval, will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.
Grants of Plan-Based Awards
2010

										Grant
						All Other	All Other			Date
						Stock	Option			Fair
						Awards:	Awards:	Exercise	Closing	Value of
						Number	Number of	or Base	Market	Stock
			Estimated Possible Payouts Under			of Shares	Securities	Price of	Price on	and
			Non-Equity Incentive Plan Awards (1)			of Stock	Underlying	Option	Grant	Option
	Award		Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Type	Grant Date	($)	($)	($)	(#) (2)	(#) (2)	($/sh) (2)	($/sh) (2)	($) (3)
Mr. Crowley Jr.	Management
	Incentive Plan	12/21/09	97,440	139,200	278,400	—	—	—	—	—

Mr. Dosland	Management
	Incentive Plan	12/21/09	24,192	34,560	69,120	—	—	—	—	—

Mr. Baumgarten	Management
	Incentive Plan	4/5/10	38,567	55,096	110,192	—	—	—	—	—
	Options	5/3/10	—	—	—	—	50,000	7.22	7.30	76,000
	Restricted Stock	5/3/10	—	—	—	15,000	—	—	—	108,300

Mr. Anderegg	Management
	Incentive Plan	12/21/09	25,490	36,414	72,828	—	—	—	—	—

Mr. Callen	Management
	Incentive Plan	12/21/09	25,200	36,000	72,000	—	—	—	—	—

(1)	Because Company financial performance did not meet threshold levels, no bonuses were earned with respect to Company performance in fiscal 2010 and no amounts were actually paid based upon Company performance under the Management Incentive Plan. See the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” above.

The amounts shown above represent amounts payable pursuant to the Management Incentive Plan. Of these amounts, 80% of bonus is payable pursuant to Company quantitative performance metrics (except for Messrs. Crowley Jr. and Baumgarten, whose bonuses are 100% based on those metrics); the named executive officers other than Messrs. Crowley Jr. and Baumgarten are able to earn up to 20% of their bonus based upon achievement of personal goals, but only if the Company’s quantitative financial goals were met.

(2)	Other than grants to Mr. Baumgarten, no stock options or shares of restricted stock were awarded to persons who were then serving as executive officers in 2010. In connection with his joining the Company, the Compensation Committee approved a grant, effective as of May 3, 2010, to Mr. Baumgarten of options to purchase 50,000 shares of Company common stock, at an exercise price of $7.22 per share (average of the high and low trading prices on the date of grant), and awarded him 15,000 shares of restricted stock, under the 2004 Stock Plan. The options and restricted shares vest 20% per year in each of the five years after the May 2010 grant date, or earlier in the event of a change in control of the Company, death or disability.

(3)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 11 to our consolidated financial statements.
* * *
          The non-equity incentive awards in the above table were potential annual cash bonus amounts payable pursuant to the Company’s Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee sets targets near the beginning of the fiscal year for Company performance and cash bonus payments depend upon the degree to which the Company meets these targets. The actual bonus amounts are determined based upon the Company’s performance as to those financial criteria. For each average percentage point by which the Company missed its targets, the potential bonus is reduced by 1.5 percentage points. No bonus is paid for performance more than 20% below targets. For each average percentage point by which the Company exceeds its targets, the bonus is increased by 2 percentage points. No bonus is earned with respect to any criteria if Company performance is below threshold criteria, which is also set at the beginning of the year. In addition, the Management Incentive Plan permits a portion of the cash bonus to be determined based upon individual performance goals. In total, Messrs. Crowley Jr. and Baumgarten were able to earn up to 14% at the threshold, 20% at the target, or 40% at maximum, of his salary as bonus and Messrs. Dosland, Anderegg and Callen up to 12.6%, 18% and 36%, respectively. For further information as to the computation of these awards for fiscal 2010, see “Compensation Discussion and Analysis—2010 Annual Compensation Determinations—Cash Bonus/Incentives” above.
          The only equity-based awards made to persons who were then serving as executive officers in 2010 under the Company’s 2004 Stock Plan were to Mr. Baumgarten upon his joining the Company. Under the 2004 Stock Plan, the Compensation Committee may grant awards of stock options and/or restricted stock to officers, directors and other key employees of the Company and its subsidiaries. Options under the 2004 Stock Plan are priced at the average of the high and low trading prices on The Nasdaq Stock Market on the grant date. Grants thereunder vest upon service with the Company, with 20% of the options and/or shares awarded vesting on each of the first five anniversaries of the grant. The 2004 Stock Plan also includes provisions that provide for accelerated vesting in the event of a change in control of the Company, death or disability.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2010

						Stock Awards
						Number
						of	Market
						Shares	Value of
						or Units	Shares or
						of Stock	Units of
	Option Awards					That	Stock
	Number of Securities		Option			Have	That
	Underlying Unexercised		Exercise	Option		Not	Have Not
	Options (#)		Price	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	($)	Date		(#)	($)(7)
Mr. Crowley Jr.	700,000	0	10.6730	5/3/14	(1)

Mr. Dosland	20,000	30,000	12.025	8/18/18	(2)
						12,000 (5)	57,360

Mr. Baumgarten	0	50,000	7.22	5/3/20	(3)
						15,000 (6)	71,700

Mr. Anderegg	165,086	0	3.2056	5/8/11	(4)
	100,000	0	10.6730	5/3/14	(1)

Mr. Callen	165,086	0	3.2056	5/8/11	(4)
	100,000	0	10.6730	5/3/14	(1)

(1)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 3, 2004 grant date. Vested in five annual increments of 20% each.

(2)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the August 18, 2008 grant date and vests in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2010, 60% of the options awarded in 2008 remained unvested.

(3)	Option award, under the 2004 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 3, 2010 grant date and vests in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2010, 100% of the options awarded in 2010 remained unvested.

(4)	Option award, under the 2001 Stock Plan, which has an exercise price equal to the market value of our common stock (average of the high and low trading prices) on the May 8, 2001 grant date, as adjusted for a subsequent stock split. Vested in five annual increments of 20% each.

(5)	Consists of restricted shares awarded on August 18, 2008 under the 2004 Stock Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At December 31, 2010, 60% of the restricted shares awarded in 2008 remained unvested.

(6)	Consists of restricted shares awarded on May 3, 2010 under the 2004 Stock Plan. The restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the award. At December 31, 2010, 100% of the restricted shares awarded in 2010 remained unvested.

(7)	Based on the $4.78 per share closing price of a share of our common stock on December 31, 2010, the last trading day of the year.

Option Exercises and Stock Vested
2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on	Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(2)
Mr. Crowley Jr.	456,657	1,474,728	0	0
Mr. Dosland	0	0	4,000	23,340
Mr. Baumgarten	0	0	0	0
Mr. Anderegg	0	0	0	0
Mr. Callen	0	0	0	0

(1)	Computed based on the difference between the market price of the underlying securities, computed as the average of the high and low price at exercise, and the option exercise price.

(2)	The number of shares acquired on vesting and the value realized on vesting relates to shares of restricted stock that were granted under the 2004 Stock Plan and that were subject to vesting at the rate of 20% per year in the five years after grant. For Mr. Dosland the shares were granted in 2008. The shares granted under the 2004 Stock Plan are valued at the average of the high and low trading prices on The Nasdaq Stock Market on the dates of vesting.
Pension Benefits
          The following table provides information on the benefits which are accrued under the Bank Mutual Corporation Pension Plan, the qualified defined benefit pension plan that covers substantially all of our employees, and Mr. Crowley Jr.’s Supplemental Plan, which applies to specified officers.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)	Benefit ($)	($)
Mr. Crowley Jr.	Pension Plan	43	2,292,072	0
Mr. Crowley Jr.	Supplemental Plan	43	6,495,655	0
Mr. Dosland	Pension Plan	1	18,462	0
Mr. Baumgarten	Pension Plan	0	0	0
Mr. Anderegg	Pension Plan	17	532,146	0
Mr. Callen	Pension Plan	11	469,196	0
Pension Plan
          The Pension Plan is a qualified defined benefit pension plan which covers all employees of the Company and its subsidiaries who are age 21 or over and who have completed at least one year of service with the Company. Pension benefits are based on the participant’s average annual compensation (salary and bonus), including annual cash incentive compensation, and years of credited service to the Company and its subsidiaries. Years of credited service in the Pension Plan begin at the date of participation in the plan. Benefits are determined in the form of a 10-year certain and life annuity. Pension Plan payments were calculated assuming a retirement age of 65, or in Mr. Crowley’s case, age 68, and a discount rate of 5.84% and using the RP 2000 mortality table for determining post-retirement mortality.
Supplemental Retirement Plan
          Designated officers (currently only Mr. Crowley Jr.) also participate in the Supplemental Plan, which is a supplemental non-qualified defined benefit pension plan. The Supplemental Plan provides monthly supplemental benefits to participants that will be paid out of a “rabbi trust” established for the Supplemental Plan, or unsecured corporate assets. The amount of the Supplemental Plan benefit in the form of a 10-year certain and life annuity is determined as:
•	An amount calculated under the Pension Plan without regard to the limitations imposed by the Code on benefit or compensation amounts and without regard to certain limitations on years of service, minus

•	The pension benefit accrued under the Pension Plan.
          In 2010, under Code limits, the maximum annual benefit payable through the Pension Plan was $195,000 and the maximum annual compensation which could be taken into account to determine pension benefits was $245,000. For 2011, those amounts remain at $195,000 and $245,000, respectively. The Code limits the number of years of service which may be taken into account to 40 years.
          Benefits under the Supplemental Plan are calculated assuming a retirement age of 68 (in the case of Mr. Crowley Jr.) and a discount rate of 5.32% and using the RP 2000 mortality table for determining post-retirement mortality. To support obligations payable under the Supplemental Plan, the Company maintains assets in a “rabbi trust,” the amount of which is based on the actuarial value of future benefits; the Company expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds, including funds of the rabbi trust in the future; they will not be paid out of the assets in the Pension Plan.
Nonqualified Deferred Compensation
          The Company maintains Restoration Plans which, in part, relate to Code limits on Company contributions made with respect to the 401(k) Plan and the ESOP. The Code limits the salary deferral that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants. It also limits the amount of salary which may be considered for ESOP allocations. See the description included following the “Summary Compensation Table” above.
          The following table includes information as to the additional contributions under the Restoration Plans.

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate	Withdrawals/	Balance at
	in Last FY	in Last FY	Earnings in	Distributions	Last FYE ($)
Name	($) (1)	($) (2)	Last FY ($)	($)	(3)
Mr. Crowley Jr.	22,500	4,510	(52,427)	0	247,156
Mr. Dosland	0	0	0	0	0
Mr. Baumgarten	0	0	0	0	0
Mr. Anderegg	0	0	(6,344)	0	24,500
Mr. Callen	16,183	1,079	11	0	112,909

(1)	These amounts are also included under the “Salary” column of the “Summary Compensation Table” above.

(2)	These amounts are also included under the “All Other Compensation” column of the “Summary Compensation Table” above.

(3)	Of these balances, the following amounts were included in prior years’ Summary Compensation Tables: Mr. Crowley Jr. — $167,601; Mr. Anderegg — $7,822; and Mr. Callen — $35,828.

Employment Agreements and Potential Payments Upon
Termination or Change in Control
          Employment Agreements. The Bank has employment agreements with Messrs. Crowley Jr., Dosland, Baumgarten, Anderegg, Larson and Mayne and until the end of 2010 had an agreement with Mr. Callen. Other than Mr. Dosland’s and Mr. Baumgarten’s agreements, the initial terms of all of the employment agreements were three years. For Mr. Crowley Jr., each year the agreement may be extended, upon agreement of Mr. Crowley Jr. and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a rolling three-year period. Mr. Baumgarten’s agreement has an initial period of two years and each year the agreement may be extended, upon agreement of Mr. Baumgarten and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a rolling two-year period. For Messrs. Dosland, Anderegg, Larson and Mayne, on each anniversary date after the expiration of the initial period, the employment term may be extended for one year upon agreement of the executive and by affirmative action taken by the Bank’s board. The terms of the agreements for the executive officers were extended as of January 1, 2010. As of January 1, 2011, all agreements in effect (except for Mr. Callen’s, due to his expected retirement during 2011) were extended; Mr. Baumgarten’s (which is for a rolling two-year term) was extended through December 31, 2012, bringing it into the same year-end cycle as other executive officers’ agreements. For 2011, the extensions for Messrs. Anderegg and Dosland were made in the form of new agreements, which are in the same form as the agreements used for Messrs. Larson and Mayne; this agreement does not materially differ from the prior agreements, although it updates certain restrictions on post-employment activities and reflects various tax law changes. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually, but cannot be reduced, by the Bank’s board, as well as benefits, perquisites, directors and officers insurance and indemnity, in accordance with the Bank’s policies. Each executive is also entitled to incentive compensation based upon the Bank’s incentive compensation plan as in effect from time to time and, from time to time, in the board’s discretion.
          The current 2011 annual base salary amounts for each of the named executive officers under the employment agreements are as follows: Mr. Crowley Jr. — $696,000; Mr. Dosland — $198,000; Mr. Baumgarten — $450,000; and Mr. Anderegg — $207,000. These amounts may be changed in subsequent years, but may not be reduced.
          The employment agreements can be terminated: at the election of the executive officer or the Bank at the expiration of the term; upon death, retirement or disability of the executive; at any time for cause (as defined in the agreements); or voluntarily without cause by the executive or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control. Upon any event of termination or a change in control, each executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time. In addition, depending on the manner of termination, each executive will receive additional benefits as discussed and quantified in the tables below.
          If the Bank terminates Mr. Crowley Jr.’s agreement at the end of the term, he will receive a lump sum payment equal to 100% of his annual base salary at the time of termination. In addition, he will receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law, and certain additional Medicare-related coverage. If the Bank terminates Mr. Baumgarten’s agreement at the end of the first two years of employment, he will receive a lump sum payment equal to 100% of his annual base salary at the time of termination. In addition, he will receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to three months in accordance with the Bank’s policies and applicable law. Messrs. Dosland, Anderegg and Callen do not receive any additional payments if terminated at the end of the current term of his agreement.
          Upon each executive’s death or retirement, the executive or executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation, prorated to the end of the calendar month in which the termination occurred, and compensation for accrued but unused vacation time. The amounts owed in these circumstances will be a lump sum cash payment. Retirement age is set at 55 for Mr. Crowley Jr. and at 65 for the other executives. In Mr. Crowley Jr.’s case, if he is age 65 or older at the time of retirement, the Bank will also pay for certain Medicare-related coverage. In addition, in the event of death of Mr. Crowley Jr., the Bank will provide certain medical coverage and benefits for his spouse.

          Upon disability, each executive’s unpaid base salary and incentive compensation will be prorated to the end of the calendar month in which the termination occurred. The executive will also receive an amount equal to 100% of his or her annual base salary at the time of termination, as well as insurance benefits (life, medical, dental and optical) at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law. Mr. Crowley Jr. is also entitled to receive further medical coverage required by COBRA at the Bank’s expense for an additional 29 months and certain Medicare-related coverage. In addition, upon termination due to disability, Mr. Crowley Jr. will receive benefits comparable to the amount and duration that other executives would receive under the Bank’s short- and long-term disability plans as if the maximum benefit limitation and eligibility periods did not apply.
          If, during the term, the Bank terminates an executive without cause or the executive officer terminates his or her employment for cause (e.g., the Bank reduces the executive’s base compensation or duties or breaches the employment agreement), the executive would be entitled to receive a lump sum payment equal to 100% of his or her base salary at the time of termination through the end of a one-year severance period. In Mr. Crowley Jr.’s case, he would receive such amount for an aggregate of 36 months. Because Mr. Baumgarten is in the first two years of employment, he would receive the amount through the end of the initial two-year term of employment (but not less than one year); after the initial two-year term, his severance period is one year. In addition, if the Bank terminates an executive officer without cause, the executive will receive insurance benefits (life, medical, dental and optical) at the Bank’s expense through the end of the applicable severance period, in accordance with the Bank’s policies and applicable law. In Mr. Crowley Jr.’s case, the benefits period is extended for a period of up to 36 months after the date of termination. Mr. Crowley Jr. also receives required medical coverage at the Bank’s expense and certain Medicare-related coverage, if he is age 65 or older at the time of termination. If the Bank terminates the executive officer without cause, the Bank must also pay each executive officer a lump sum cash payment in an amount equal to the product of: (i) the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and (ii) the number of years in the applicable severance period (Mr. Crowley Jr. receives three times the Bank’s annual aggregate contributions).
          Each executive also has the right to terminate his or her employment following a change in control of the Bank if any of the following occur as a result of the change in control: the executive’s compensation, benefits, responsibilities or duties are reduced; the executive is transferred more than 50 miles from his current principal office of employment; or the executive is required to travel as part of his or her duties more than in the past. Upon any termination resulting from a change in control, each executive has a right to receive severance payments and termination benefits as if a termination by the Bank without cause had occurred, except that in Mr. Baumgarten’s case, the applicable severance period will be two years. In addition, Mr. Crowley Jr. will continue to receive certain benefits in the event of a change in control of the Bank.
          Under each employment agreement, the aggregate amount of all severance payments and termination benefits payable to the executive officer, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.
          If an executive is terminated by the Bank for cause, the executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time; however, the executive will not be entitled to any compensation or employment benefits for any period after the date of such termination, or the continuation of any benefits, except as may be required by law. “Cause” is defined to include: the executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of the employment agreement.
          In addition, the employment agreements for the executives other than Mr. Crowley Jr. contain specific conditions under which the Bank’s obligations to make payments or provide benefits would be suspended or terminated. If the executive is suspended or temporarily prohibited from participating in the Bank’s affairs pursuant to the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations will be suspended, and if the executive is removed or permanently prohibited from participating in the Bank’s affairs pursuant to the FDIA, the Bank’s obligations will terminate, except that the executive will still be entitled to vested rights. Each agreement may also be terminated by the Bank’s regulator if it is determined that the Bank needs assistance or is in an unsafe or unsound condition.
          The executive officers are also subject to non-compete provisions and, in Mr. Crowley’s case, a separate agreement, under which he agrees not to compete with the Bank. The non-competition period for Messrs. Crowley Jr., Dosland and Anderegg is the greater of one year or the period for which he received post-employment compensation under the agreement, but not to exceed two years. Mr. Baumgarten’s agreement includes, as does the agreements with the two other executive officers, additional provisions with respect to the use of confidential information and the non-solicitation of the Bank’s customers and employees, in each case for a period of two years following termination of employment. If the executive breaches the non-compete, confidentiality and non-solicitation provisions, as applicable, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.
          Termination and Change in Control Payments and Benefits. The following tables set forth the estimated current value of benefits that could be paid to our named executive officers upon various events of termination or a change in control under the individual employment agreements with Messrs. Crowley Jr., Dosland, Baumgarten, Anderegg and Callen and/or the terms of our equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2010. (Since Mr. Callen’s employment agreement did not extend beyond December 31, 2010, he is no longer eligible for payments under it.) The tables do not include certain payments that are generally otherwise available on a non-discriminatory basis to all salaried employees (such as accrued vacation time, if any; amounts, if any, payable pursuant to Company retirement plans; amounts, if any, payable related to third party insurance; and, in certain cases, amounts payable under certain benefits plans).
Michael T. Crowley, Jr.

		Incentive	Early Vesting	Early Vesting
		Compen-	of Stock	of Restricted	Other
	Base Salary	sation	Options	Shares	Benefits
Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)
Termination by Bank at End of Term	696,000	0	N/A	N/A	234,426	930,426
Retirement (6)	N/A	0	N/A	N/A	239,392	239,932
Death	N/A	0	0	0	119,696	119,696
Disability	696,000	0	0	0	587,392 (7)	1,283,392
Termination by Executive For Cause or by Bank Without Cause	2,088,000	0	N/A	N/A	259,042	2,347,042
Termination by Executive Due to Change in Control	2,088,000	0	0	0	260,392	2,348,392	(8)

Other Named Executive Officers

		Incentive	Early	Early Vesting
Event /		Compen-	Vesting of	of Restricted	Other
Name of Executive	Base Salary	sation	Stock Options	Shares	Benefits
Officer	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)
Termination by Bank at End of Initial Term (9)
Mr. Baumgarten	375,000	0	N/A	N/A	1,052	376,052

Retirement (6)	N/A	0	N/A	N/A	N/A	0

Death
Mr. Dosland	N/A	0	0	57,360	N/A	57,360
Mr. Baumgarten	N/A	0	0	71,700	N/A	71,700
Mr. Anderegg	N/A	0	0	0	N/A	0
Mr. Callen	N/A	0	0	0	N/A	0

Disability
Mr. Dosland	192,000	0	0	57,360	N/A	249,360
Mr. Baumgarten	375,000	0	0	71,700	N/A	446,700
Mr. Anderegg	202,300	0	0	0	N/A	202,300
Mr. Callen	200,000	0	0	0	N/A	200,000

Termination by Executive For Cause or by Bank Without Cause
Mr. Dosland	192,000	0	N/A	N/A	30,844	222,844
Mr. Baumgarten	500,000	0	N/A	N/A	18,232	518,232
Mr. Anderegg	202,300	0	N/A	N/A	54,181	256,481
Mr. Callen	200,000	0	N/A	N/A	8,526	208,526

Termination by Executive Due to Change in Control
Mr. Dosland	192,000	0	0	57,360	30,844	280,204	(8)
Mr. Baumgarten	750,000	0	0	71,700	18,232	839,932	(8)
Mr. Anderegg	202,300	0	0	0	54,581	256,881	(8)
Mr. Callen	200,000	0	0	0	8,526	208,526	(8)

In the tables, “N/A” indicates that the type of payment specified is not applicable to the particular event.

(1)	For officers other than Messrs. Crowley Jr. and Baumgarten, this amount represents the executive’s base salary in the year of the applicable termination event. In Mr. Crowley Jr.’s case, in the event of (i) termination by Mr. Crowley Jr. for cause, (ii) termination by the Bank without cause and (iii) termination by Mr. Crowley Jr. due to a change in control, this amount represents base salary for the remaining term of the agreement and up to one year post-term, with a 36-month maximum. In Mr. Baumgarten’s case, in the event of (i) termination by Mr. Baumgarten for cause or (ii) termination by the Bank without cause, this amount represents base salary through the two-year anniversary of the initial date of his agreement; and in the event of termination by Mr. Baumgarten due to a change in control, this amount represents base salary for two years. Amounts payable to Messrs. Crowley Jr. and Baumgarten do not include compensation earned for service as a director of the Company or the Bank.

(2)	No bonuses, either discretionary or based on the formulas under the Management Incentive Plan, were earned in 2010. See “Compensation Discussion and Analysis—2010 Annual Compensation Determinations—Cash Bonus/Incentives” and the “Summary Compensation Table” above. Under the Management Incentive Plan, in the event of retirement, death or permanent disability during a plan year, incentive awards are paid at the end of the year on a pro-rata basis.

(3)	All outstanding unvested stock options would become vested (i) pursuant to each executive’s employment agreement and the stock plans, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. The amount shown represents the value of the options based on a closing stock price on December 31, 2010, the last trading day of the year, of $4.78 per share. Messrs. Dosland and Baumgarten were the only then-designated executives with unvested stock options as of December 31, 2010, and the exercise price of their options are $12.025 and $7.22 respectively; therefore, the options had no unrealized value at December 31, 2010.

(4)	All outstanding unvested shares of restricted stock would become vested, pursuant to the stock plans, upon a change in control or upon death or disability of the executive. This amount represents the value of the unvested restricted share awards held by the executive based on a closing stock price on December 31, 2010, the last trading day of the year, of $4.78 per share. Messrs. Dosland and Baumgarten were the only then-designated executives with unvested restricted stock as of December 31, 2010.

(5)	These amounts include payments of premiums for employer-paid life insurance and employer-paid medical and dental benefits; however, they do not include payments, if any, to the extent that they are generally available on a non-discriminatory basis to all salaried employees. Further, in the case of termination of the executive by the Bank without cause or a change in control, these amounts also include the lump sum cash payment equal to the Bank’s annual aggregate contributions for the executive to qualified benefit plans for the remaining employment term or severance period, as set forth in the executive’s employment agreement. In the case of Mr. Crowley Jr., he is generally entitled to certain health and/or Medicare-related coverage. Further, in the event of a change in control, Mr. Crowley Jr.’s amounts also include certain additional benefits such as use of a company automobile and club membership dues. Certain of these benefits would not be payable if the executive accepts other employment.

(6)	In the event of retirement, except under the Management Incentive Plan, the executive officers other than Mr. Crowley Jr. do not receive any payments or benefits that are not otherwise generally available on a non-discriminatory basis to all salaried employees. Because no bonus was payable for 2010, upon a retirement at December 31, 2010, the executives other than Mr. Crowley Jr. would not have received any payments not generally available on a non-discriminatory basis to all salaried employees. In the case of Mr. Crowley Jr., he is entitled to receive retirement payments or benefits, which are not available to other employees, pursuant to the Supplemental Plan. The present value of accumulated benefits under the Supplemental Plan is $6,495,655. See the “Pension Benefits” table above. He also is entitled to the payment of certain health insurance benefits, which are included in the table.

(7)	This amount includes a short-term disability payment to the executive for six months and assumes that, after that six-month period, the executive would elect to begin receiving retirement payments instead.

(8)	Per the employment agreements, the total amount payable is limited to 2.99 times the executive officer’s Base Amount (defined as the average annual total compensation over a five-year period immediately preceding the change in beneficial ownership or control of the Bank) so as to prevent the payment from being classified as a parachute payment within the meaning of Section 280G(b)(2) of the Code. Therefore, the actual amounts payable to an executive might be less than the amount indicated in these tables.

(9)	The initial terms of the employment agreements with Messrs. Dosland, Anderegg and Callen have expired; therefore, the “Termination by Bank at End of Initial Term” category does not apply to those individuals.

          In the event any of these persons otherwise voluntarily terminates or is terminated for cause, they would receive any accrued salary and vacation pay through the time of termination, on the same basis as is paid to other salaried employees.
RISK MANAGEMENT AND COMPENSATION
          In addition to relying on conservative operating principles generally, the Company designs and evaluates its compensation policies for executive officers and all other employees so as to not create incentives to take undue risks to the institution. In the case of executive officers and other senior personnel, historically most direct compensation has been in the form of salary and in equity awards which vest over a five-year time horizon. When establishing cash bonuses for executives, the Compensation Committee establishes incentives and goals that are consistent with corporate goals and that are reasonably achievable given maximum effort, but that do not encourage unnecessary risk taking; further, the cash bonuses that are determined over a relatively short-term performance horizon at target only represent up to a maximum of 10%, 15% or 18% depending on position (20% in the case of the Chairman and CEO and the President) of annual salary, a relatively small portion of total compensation, or twice those amounts at the maximum points. Even for employees below these compensation levels, the Company’s business underwriting standards and related policies, including management supervision and approval processes, minimize the risk that personnel who are compensated for making loans, managing investments or other more discrete functions are able to take excessive risks motivated by their compensation effect. As a result and on this basis, the Company believes that the risks, if any, arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          Under provisions adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the provisions of the Section 14A of the Exchange Act adopted as a part thereof, publicly-traded companies such as the Company are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers. The compensation is to be approved pursuant to the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.” The Company discloses that information under the headings “Compensation Discussion and Analysis” and “Executive Compensation” herein. Since this requirement has only recently become effective, the Company has not yet held such a vote; one is therefore being solicited at the annual meeting. See also “Future Frequency of Advisory Votes on Executive Compensation” below regarding a separate vote on how frequently such advisory votes will be held in the future.
          As described in “Compensation Discussion and Analysis” above, the Company designs its executive compensation programs with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for that personnel to maximize corporate performance. The Compensation Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company. A portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. While the Company recognizes equity ownership by executives and has made equity awards, it believes its awards have been relatively modest in amount. We believe the Company’s compensation program as a whole is well-suited to promote the Company’s objectives in both the short-and long-term.
          As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions regarding the Company’s executive compensation programs.
          The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

FUTURE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
          Also as a result of Dodd-Frank Act, publicly-traded companies are required to hold an initial advisory shareholder vote to determine the future frequency of advisory votes on executive compensation, as well as periodic subsequent votes to confirm that frequency. Advisory votes on executive compensation may be held not less frequently than every three years under the Dodd-Frank Act. For the reasons discussed below, the board is recommending an advisory vote every three years.
          The Company’s executive compensation programs are designed with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for that personnel to maximize corporate performance with a long-term perspective. The Compensation Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company. While the Company recognizes equity ownership by executives and has made equity awards, it believes its awards have been relatively modest in amount. The equity awards vest over a five-year time horizon. Further, the annual cash incentive bonuses provide for a relatively small portion of total compensation if the specified targets are met and, therefore, are designed not to encourage unnecessary risk taking.
          As a result of this multi-year focus, the Company believes that holding an advisory vote on executive compensation every three years is sufficient and appropriate to assess whether these programs are appropriately motivating employees and driving shareholder value. If we were to hold such votes more frequently, we believe potential re-visiting of compensation programs as a result of those votes could interfere with the multi-year focus on incentives being provided to executive officers to maximize long-term shareholder value. Corporate results could also be affected because the potential for more frequent changes in approach may result in a lack of focus on aligning compensation with longer-term Company strategies.
          Similar to the vote on executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the board values the opinions expressed by our shareholders, and will consider the outcome of the votes both on executive compensation itself and on the frequency of votes when making future decisions on the frequency of such advisory votes. The Company will disclose the frequency of future votes when finalized, which will be determined shortly after the annual meeting within the period prescribed by the SEC.
          The board unanimously recommends that shareholders vote for the holding of future advisory votes on executive compensation every THREE YEARS.
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY
General Principles
          Bank Mutual Corporation has a policy that transactions, if any, between the Company, on the one hand, and its executive officers or directors (or related party), on the other hand, must be on a basis that is fair and reasonable to the Company, and in accordance with Bank Mutual Corporation’s code of ethics, banking laws and regulations and other policies. Lending transactions between the Bank and such a person that are on the same terms and conditions as applied to others must be approved in advance by the board of directors or the executive committee of the Bank and also must be brought to the attention of the Company’s board of directors; depository transactions on the same terms and conditions as other customers do not need approval. Any other transactions with the Company’s directors or executive officers, or their related parties, must be approved by either a disinterested majority of the Company’s board of directors or by its Audit Committee.
Banking Relationships
          The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms that they serve. The Company follows applicable banking laws and regulations with respect to those relationships. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its or the Company’s directors and executive officers be on terms that are no more favorable to the director or executive officer than the Bank would provide to unaffiliated third parties; however, the Bank maintains certain limited preferential loan programs for the benefit of other Bank non-executive officers and employees. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.
          Certain directors and executive officers are, or in 2010 were, indebted to the Bank for loans made in the ordinary course of business. Those loans were made in the ordinary course of business and have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable or preferential features. During 2010, Mr. Dosland had an outstanding ordinary course, non-preferential mortgage loan from the Bank. Also, a trust established for Mr. Buestrin’s daughter had an outstanding ordinary course, non-preferential residential mortgage loan from the Bank in 2010. In addition, all of the directors and executive officers had deposit accounts with the Bank; these accounts are on the same terms and conditions that are offered to the Bank’s other customers. The board has considered these relationships when determining which directors are “independent” and has concluded that they do not affect independence.
Family Relationships
          Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President—Bank Office Administration for the Southeast Region of the Bank. In 2010, his annual base salary was $92,800; and he did not receive a bonus or any equity grants (although he received options to purchase 10,000 shares in 2011). Mr. Crowley III participates in other Bank benefit plans on the same basis as other salaried employees of the Bank, and does not have an employment agreement with the Company or the Bank.
          Michael T. Crowley, Sr., the father of Mr. Crowley Jr., was a director of Bank Mutual Corporation until 2004. In addition, he was a director and executive officer of the Bank until his retirement in 2005. The Company makes various post-retirement payments to Mr. Crowley Sr. as described below.
          Deferred Compensation Agreement. The Bank maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 25 years under which it agreed to defer part of Mr. Crowley Sr.’s compensation in exchange for compensation payments at a later date. The precise provisions were modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.
          Upon Mr. Crowley Sr.’s retirement in May 2005, he began to receive a life income in monthly installments of $10,607, with a minimum of 120 installments. The monthly installments are equal to the amount that would be payable to the Bank under the life insurance policy if the Bank exercised a settlement option under the policy for monthly life income, with a 120-month period certain. If Mr. Crowley Sr. dies before his receipt of 120 monthly payments, the amounts otherwise payable to him will be paid to a beneficiary or beneficiaries named by him or to his estate. Under his employment agreement as in effect when he retired, Mr. Crowley Sr. also receives continuing medical insurance benefits in retirement, valued at $5,903 in 2010.
          Defined Benefit Retirement Plans. As a consequence of his retirement, Mr. Crowley Sr. participates in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation” above. Under the qualified plan, Mr. Crowley Sr. had more than 70 years of service with the Bank prior to his retirement, and received $105,936 in 2010, in accordance with the plan, reflecting Code limits. In addition, as a consequence of the legal limits described above, Mr. Crowley Sr. also received approximately $297,288 in 2010, under the supplemental non-qualified plan; these amounts are paid out of a rabbi trust maintained by the Company.

REPORT OF THE AUDIT COMMITTEE
          The functions of the Audit Committee of the Bank Mutual Corporation board of directors include meeting with the Company’s independent auditors and making recommendations to the board regarding independent auditors; assessing the adequacy of internal controls over financial reporting, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of the The Nasdaq Marketplace Rules, applicable to companies listed on The Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee and reviews and reaffirms that charter annually. A copy of the charter is available on the Company’s website.
          In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with Bank Mutual Corporation management;

•	discussed with Deloitte & Touche LLP, the Company’s independent auditors for 2010, those matters that are required to be discussed by the Statement of Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and

•	received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
          Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010.
          In addition, the Audit Committee also considered the fees paid to Deloitte & Touche LLP for services provided by Deloitte & Touche during 2010. See “Independent Registered Public Accounting Firm” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Deloitte & Touche’s independence.
          Members of the Audit Committee:
          Richard A. Brown, Chairman
          Thomas H. Buestrin
          William J. Mielke
          Robert B. Olson
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The firm of Deloitte & Touche LLP audited the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009. The Audit Committee has decided, subject to shareholder ratification, to appoint Deloitte & Touch LLP, certified public accountants, as the independent auditors to audit the Company’s financial statements for the year ending December 31, 2011.
          Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche LLP as independent auditors for 2011. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.
          Representatives of Deloitte & Touche LLP are expected to be present at the 2011 annual meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm
          Fees (including reimbursements for out-of-pocket expenses) paid to Deloitte & Touche LLP for services relating to fiscal 2010 and 2009 were as follows:

	2010	2009
Audit fees:	$483,681	$420,622
Audit-related fees:	0	27,200
Tax fees:	45,000	62,050
All other fees:	0	0
          The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit-related fees relate to services provided in connection with responses to comment letters received from the SEC during 2009. Tax services consisted of tax compliance and advice, including tax return assistance and consulting services related to tax accounting method changes. The Audit Committee considered the compatibility of non-audit services by Deloitte & Touche LLP with the maintenance of that firm’s independence.
Audit Committee Pre-Approval Policy
          The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have such projects approved by the Committee. Projects of the types approved in general by the Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the Audit Committee, subject to review and approval by the Committee at its next meeting. There were no services or fees in 2010 or 2009 which were not approved in advance by the Committee or its chairman under this policy.
SHAREHOLDER PROPOSALS AND NOTICES
          Shareholder proposals must be received by the Secretary of Bank Mutual Corporation, James P. Carter, no later than November 11, 2011 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.
          Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal under Rule 14a-8 described above) fails to appropriately notify Bank Mutual Corporation of the matter at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority with respect to such a matter if it is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, for inclusion, any such matters must be received by the Company by no later than January 25, 2012 in the case of the 2012 annual meeting of shareholders. If such a notice is not received, the persons voting the proxies may use their discretion on any such matter. The Company is not aware of any such proposals for the 2011 annual meeting.
          In addition, as a separate requirement, the Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions under the bylaws have been received by the Company for the 2011 annual meeting. Assuming that the 2012 annual meeting is held as scheduled on May 7, 2012, the period in which materials must be received is between January 28, 2012 and February 27, 2012 for the 2012 annual meeting in order to be considered.

By Order of the Board of Directors James P. Carter Vice President and Secretary

Milwaukee, Wisconsin
March 7, 2011
          A copy, without exhibits, of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010 is attached to this proxy statement. The Company will provide an additional copy of the 10-K, without exhibits, without charge to any record or beneficial owner of Company common stock upon the written request of that person directed to: James P. Carter, Vice President and Secretary, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.
          Multiple Shareholders Sharing the Same Address. In some cases, we have multiple shareholders of record at a single address. We are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, Registrar and Transfer Company, at (800) 368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.
          If you receive multiple copies of the annual report and proxy statement, you also may contact our transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANK MUTUAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2011
      The undersigned hereby appoints Michael T. Crowley, Jr., Michael W. Dosland and James P. Carter, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 2, 2011, at 10:00  a.m., and at any and all adjournments and postponements thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1. The election of the following nominees as director for terms indicated (except as marked to the contrary below):		☐	☐	☐

Terms expiring in 2014:

David A. Baumgarten, David C. Boerke, Thomas J. Lopina, Sr., and Robert B. Olson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except”and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.

		For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as independent auditors		☐	☐	☐

		For	Against	Abstain
3. Advisory vote on the compensation of the Company’s named executive officers, as described in the proxy statement		☐	☐	☐

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

I/We Plan To Attend The Meeting.			→	☐
      In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.
      THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND AS THE BOARD RECOMMENDS ON ALL OTHER PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
      The Board of Directors recommends a vote “FOR” the election of the nominees, “FOR” proposals 2 and 3, and for “3 YEARS” in proposal 4.

é      Detach above card, sign, date and mail in postage-paid envelope provided.     é
BANK MUTUAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.
           The above signed acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.
           Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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